Exhibit 4.1

[EXECUTION COPY]

Published CUSIP Number: 69073CAD2

CREDIT AGREEMENT

Dated as of June 7, 2010

among

OWENS & MINOR DISTRIBUTION, INC. and OWENS & MINOR MEDICAL, INC.,

as Borrowers,

OWENS & MINOR, INC.

and

CERTAIN OF ITS DOMESTIC SUBSIDIARIES AS MAY BE PARTIES HERETO FROM TIME TO TIME,

as Guarantors,

THE BANKS IDENTIFIED HEREIN,

SUNTRUST BANK,

JPMORGAN CHASE BANK, N.A.

and

U.S. BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

and

WELLS FARGO BANK, N.A.

as Syndication Agent

and

BANK OF AMERICA, N.A.,

as Administrative Agent

ARRANGED BY:

BANC OF AMERICA SECURITIES LLC

and

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arrangers and Joint Book Managers

i

SECTION 5 CONDITIONS PRECEDENT		60
5.1	Conditions to Closing.	60
5.2	Conditions to all Extensions of Credit.	61

SECTION 6 REPRESENTATIONS AND WARRANTIES		62
6.1	Organization and Good Standing.	62
6.2	Due Authorization.	62
6.3	No Conflicts.	62
6.4	Consents.	62
6.5	Enforceable Obligations.	63
6.6	Reserved.	63
6.7	Financial Condition.	63
6.8	No Material Adverse Changes or Restricted Payments.	63
6.9	No Default.	63
6.10	Liens.	64
6.11	Indebtedness.	64
6.12	Litigation.	64
6.13	Material Agreements.	64
6.14	Taxes.	64
6.15	Compliance with Law.	64
6.16	ERISA.	64
6.17	Subsidiaries.	65
6.18	Use of Proceeds; Margin Stock.	66
6.19	Government Regulation.	66
6.20	Environmental Matters.	66
6.21	Intellectual Property, Franchises, etc.	67
6.22	Investments.	67
6.23	No Material Misstatements.	67
6.24	Labor Matters.	67

SECTION 7 AFFIRMATIVE COVENANTS		68
7.1	Information Covenants.	68
7.2	Preservation of Existence and Franchises.	71
7.3	Books, Records and Inspections.	71
7.4	Compliance with Law.	72
7.5	Payment of Taxes and Other Indebtedness.	72
7.6	Insurance.	72
7.7	Maintenance of Property.	72
7.8	Performance of Obligations.	72
7.9	Use of Proceeds.	73
7.10	Financial Covenants.	73
7.11	Additional Credit Parties.	73

SECTION 8 NEGATIVE COVENANTS		73
8.1	Indebtedness.	73
8.2	Liens.	75
8.3	Nature of Business.	75
8.4	Consolidation, Merger, Sale or Purchase of Assets, etc.	75
8.5	Asset Dispositions.	76
8.6	Advances, Investments and Loans.	77
8.7	Amendments Relating to Other Debt.	77
8.8	Transactions with Affiliates.	77

8.9	Ownership of Subsidiaries.	78
8.10	Fiscal Year.	78
8.11	Subsidiary Dividends.	78
8.12	Restricted Payments.	78

SECTION 9 EVENTS OF DEFAULT		78
9.1	Events of Default.	78
9.2	Acceleration; Remedies.	80

SECTION 10 ADMINISTRATIVE AGENT		81
10.1	Appointment and Authority.	81
10.2	Rights as a Bank.	81
10.3	Exculpatory Provisions.	82
10.4	Reliance by Administrative Agent.	82
10.5	Delegation of Duties.	83
10.6	Resignation of Administrative Agent.	83
10.7	Non-Reliance on Administrative Agent and Other Banks.	84
10.8	No Other Duties; Etc.	84
10.9	Administrative Agent May File Proofs of Claim.	84
10.10	Guaranty Matters.	85

SECTION 11 MISCELLANEOUS		85
11.1	Notices; Effectiveness; Electronic Communications.	85
11.2	Right of Set-Off; Adjustments; Payments Set Aside.	87
11.3	Successors and Assigns.	88
11.4	No Waiver; Remedies Cumulative.	91
11.5	Expenses; Indemnification; Damage Waiver.	92
11.6	Amendments, Waivers and Consents.	93
11.7	Counterparts.	95
11.8	Headings.	95
11.9	Survival.	95
11.10	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.	95
11.11	Severability.	96
11.12	Entirety.	96
11.13	Binding Effect; Termination.	96
11.14	Confidentiality.	97
11.15	Source of Funds.	97
11.16	Conflict.	98
11.17	USA Patriot Act Notice.	98
11.18	Replacement of Banks.	99
11.19	No Advisory or Fiduciary Responsibility.	99
11.20	Arbitration.	100

SCHEDULES

Schedule 1.1(a)	Existing Letters of Credit
Schedule 2.1	Commitments
Schedule 2.2(a)(i)	Form of Notice of Revolving Loan Borrowing
Schedule 2.2(a)(ii)	Form of Notice of Swingline Loan Borrowing
Schedule 2.5	Form of Revolving Note
Schedule 3.2	Form of Notice of Extension/Conversion
Schedule 5.1(e)	Form of Officer’s Certificate
Schedule 6.17	Subsidiaries
Schedule 7.1(c)	Form of Officer’s Compliance Certificate
Schedule 7.11	Form of Joinder Agreement
Schedule 8.1(b)	Existing Indebtedness
Schedule 8.2	Existing Liens
Schedule 8.5(e)	Asset Dispositions
Schedule 11.1	Notice Addresses
Schedule 11.3(b)	Form of Assignment and Assumption

CREDIT AGREEMENT

THIS CREDIT AGREEMENT dated as of June 7, 2010 (the “Credit Agreement”), is by and among OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation and OWENS & MINOR MEDICAL, INC., a Virginia corporation (together, the “Borrowers”), OWENS & MINOR, INC., a Virginia corporation (the “Parent”), certain domestic subsidiaries of the Parent as may be parties hereto from time to time (together with the Parent, the “Guarantors”), the Banks (as defined herein), WELLS FARGO BANK, N.A., as syndication agent and BANK OF AMERICA, N.A., as administrative agent for the Banks (in such capacity, the “Administrative Agent”).

W I T N E S S E T H

WHEREAS, the Borrowers have requested that the Banks provide $350,000,000 in credit facilities for the purposes set forth herein, and the Banks are willing to do so on the terms and conditions set forth herein.

NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1

DEFINITIONS AND ACCOUNTING TERMS

1.1	Definitions.

As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:

“Acquisition”, by any Person, means the purchase or acquisition by such Person of any Capital Stock of another Person (other than a member of the Consolidated Group) or all or any substantial portion of the Property (other than Capital Stock) of another Person (other than a member of the Consolidated Group), whether or not involving a merger or consolidation with such other Person.

“Additional Commitment Bank” has the meaning set forth in Section 2.11(d).

“Additional Credit Party” means each Domestic Subsidiary of the Parent that becomes a Guarantor after the Closing Date by execution of a Joinder Agreement.

“Administrative Agent” means the Person identified as such in the heading hereof, together with any permitted successors and assigns.

“Administrative Agent’s Fee Letter” means the letter agreement dated as of March 19, 2010 between the Administrative Agent and the Parent, as amended, modified, supplemented or replaced from time to time.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or other agreement.

“Agent Parties” has the meaning set forth in Section 11.1(c).

“Aggregate Revolving Committed Amount” has the meaning assigned to such term in Section 2.1(a).

“Applicable Lending Office” means, as to any Bank, the office or offices of such Bank described as such in such Bank’s Administrative Questionnaire, or such other office or offices as a Bank may from time to time notify the Borrower Representative and the Administrative Agent.

“Applicable Percentage” means for any day, the rate per annum set forth below opposite the applicable Consolidated Total Leverage Ratio then in effect, it being understood that the Applicable Percentage for (i) Base Rate Loans shall be the percentage set forth under the column “Base Rate Margin”, (ii) Eurodollar Loans shall be the percentage set forth under the column “Eurodollar Margin”, (iii) Fed Funds Swingline Loans shall be the percentage set forth under “Eurodollar Margin”, (iv) Standby Letter of Credit Fee shall be the percentage set forth under the Column “Eurodollar Margin” and (v) the Unused Fee shall be the percentage set forth under the column “Unused Fee”:

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Margin	Base Rate Margin	Unused Fee
I	≥2.50:1.0	3.250%	2.250%	0.625%
II	≥2.00:1.0 but < 2.50:1.0	3.000%	2.000%	0.550%
III	≥1.50:1.0 but < 2.00:1.0	2.875%	1.875%	0.500%
IV	≥1.00:1.0 but < 1.50:1.0	2.750%	1.750%	0.450%
V	≥0.50:1.0 but < 1.00:1.0	2.500%	1.500%	0.400%
VI	<0.50:1.0	2.250%	1.250%	0.375%

The Applicable Percentage shall, in each case, be determined and adjusted quarterly on the date (each an “Interest Determination Date”) five (5) Business Days after the date by which the Borrowers are required to provide the quarterly or annual compliance certificate and related financial statements in accordance with the provisions of Sections 7.1(a) and (b), as appropriate; provided that:

(i) the Applicable Percentage in effect from the Closing Date through the fifth Business Day immediately following the date a compliance certificate is required to be delivered pursuant to Section 7.1(b) for the fiscal quarter ending September 30, 2010 shall be determined based upon Pricing Level V, and

(ii) notwithstanding the foregoing, in the event an annual or quarterly compliance certificate and related financial statements are not delivered timely to the Administrative Agent by the date required by Sections 7.1(a) and (b), as appropriate, the Applicable Percentage, in each case, shall be based on Pricing Level I until the date five (5) Business Days after such compliance certificate and related financial statements are delivered to the Administrative Agent.

Subject to the qualifications set forth above, the Applicable Percentage, in each case, shall be effective from an Interest Determination Date until the next Interest Determination Date. The Administrative Agent shall determine the appropriate Applicable Percentages promptly upon receipt of, and based on the information contained in, the quarterly or annual compliance certificates and related financial statements. The Administrative Agent shall promptly notify the Borrower Representative and the Banks of any change in the Applicable Percentage. Such determinations by the Administrative Agent shall be conclusive absent manifest error. Adjustments in the Applicable Percentage shall be effective as to existing Extensions of Credit as well as new Extensions of Credit made thereafter. Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Percentage for any period shall be subject to the provisions of Section 3.15(c).

“Approved Fund” means any Fund that is administered or managed by (a) a Bank, (b) an Affiliate of a Bank or (c) an entity or an Affiliate of an entity that administers or manages a Bank.

“Arrangers” means, collectively, Banc of America Securities LLC and Wells Fargo Securities, LLC in their capacities as joint lead arrangers and joint book managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Asset Disposition” shall mean and include the sale, lease or other disposition (or the entering into a contract or other agreement that, upon consummation, will result in the sale, lease or other disposition) of any Property by any member of the Consolidated Group (including the Capital Stock of a Subsidiary) other than (A) the sale or other disposition of inventory in the ordinary course of business, (B) the sale, lease or other disposition of machinery, equipment and other assets no longer used or useful in the conduct of such member’s business and (C) the sale or financing of Receivables and Receivables Related Assets pursuant to the terms of a Qualified Securitization Transaction permitted hereunder.

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 11.3(b)), and accepted by the Administrative Agent, in substantially the form of Schedule 11.3(b) or any other form approved by the Administrative Agent.

“Bank of America” means Bank of America, N.A. and its successors.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Event” means, with respect to any Person, the occurrence of any of the following with respect to such Person: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of such Person in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or ordering the winding up or liquidation of its affairs; or (ii) there shall be commenced against such Person an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or any case, proceeding or other action for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or for the winding up or liquidation of its affairs, and such involuntary case or other case, proceeding or other action shall remain undismissed, undischarged or unbonded for a period of sixty consecutive days; or (iii) such Person shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of such Person or for any substantial part of its Property or make any general assignment for the benefit of creditors; or (iv) such Person shall be unable to, or shall admit in writing its inability to, pay its debts generally as they become due.

“Banks” means each Person identified as a “Bank” on the signature pages hereto and its successors and assigns.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate: and (c) the Eurodollar Rate plus 1.0%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such “prime rate” announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest at a rate based on the Base Rate.

“Borrower Materials” has the meaning set forth in Section 7.1.

“Borrower Representative” has the meaning set forth in Section 2.9.

“Borrowers” means Owens & Minor Distribution, Inc., a Virginia corporation, and Owens & Minor Medical, Inc., a Virginia corporation, as identified in the heading hereof, together with any permitted successors and assigns.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same type and, in the case of Eurodollar Loans, having the same Interest Period made by each of the Banks pursuant to Section 2.2.

“Business Day” means any day other than a Saturday, a Sunday or any other day on which banking institutions are required or authorized by law to close in Charlotte, North Carolina or New York, New York; except that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.

“Capital Lease” means any lease the payments and obligations with respect to which would be required to be capitalized in accordance with GAAP.

“Capital Stock” means (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank or the Swingline Bank (as applicable) and the Banks, as collateral for LOC Obligations, Obligations in respect of Swingline Loans, or obligations of Banks to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank or the Swingline Bank benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the Issuing Bank or the Swingline Bank (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve months from the date of acquisition, (ii) U.S. dollar denominated (or foreign currency fully hedged) time deposits, certificates of deposit, Eurodollar time deposits and Eurodollar certificates of deposit of (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (z) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 270 days from the date of acquisition, (iii) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition and (iv) repurchase agreements with a bank or trust company (including a Bank) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Borrowers shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations. Notwithstanding anything above, it is understood and agreed that auction rate securities shall not constitute Cash Equivalents.

“Change of Control” means (i) any Person or two or more Persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of Voting Stock of the Parent (or other securities convertible into such Voting Stock) representing 35% or more of the combined voting power of all Voting Stock of the Parent, (ii) during any period of up to 24 consecutive months, commencing after the Closing Date, individuals who at the beginning of such 24 month period were directors of the Parent cease to constitute a majority of the board of directors of the Parent and such event is a result (directly or indirectly) of the acquisition of 5% or more of the combined voting power of the Voting Stock by a Person or Persons who did not own at least 5% or more of the combined voting power of the Voting Stock as of the Closing Date, (iii) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation, will result in its or their acquisition of, control over Voting Stock of the Parent (or other securities convertible into such securities) representing 35% or more of the combined voting power of all Voting Stock of the Parent. As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Securities and Exchange Act of 1934 or (iv) the Parent shall fail to own (directly or indirectly) 100% of the Capital Stock of each of the Borrowers.

“Closing Date” means the date hereof.

“Commitment Period” means the period from and including the Closing Date to but not including the earlier of (i) the Termination Date, or (ii) the date on which the Commitments shall terminate in accordance with the provisions of this Credit Agreement.

“Commitments” means the Revolving Commitments, the Swingline Commitment and the LOC Commitment.

“Consolidated EBITDA” means, for any period, in each case for the members of the Consolidated Group on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income (other than amounts specifically excluded from Consolidated Net Income under clauses (a) through (c) of the definition of Consolidated Net Income): (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, (iv) other non-recurring expenses and charges which do not represent a cash item in such period or any future period, (v) expenses in connection with the issuance of stock options as compensation to employees and/or management of any member of the Consolidated Group, (vi) expenses related to transactions in connection with the prepayment or redemption of the Senior Notes and (vii) cash expenses and charges in connection with the termination of the Parent’s Plan in an aggregate amount not to exceed $20,000,000 during the term of this Agreement minus (b) to the extent included in calculating Consolidated Net Income, all non-recurring, non-cash items increasing net income for such period.

“Consolidated Group” means the Parent and its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date to Consolidated Interest Expense for the period of four consecutive fiscal quarters ending on such date.

“Consolidated Interest Expense” means, for any period, all interest expense, including the amortization of debt discount and premium, the interest component under Capital Leases and the implied interest component under Securitization Transactions (including, without limitation, the discount in connection with the sale of Receivables and Receivables Related Assets in connection with a Qualified Securitization Transaction), in each case for the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (or loss) of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, but excluding for purposes of determining compliance with the Consolidated Interest Coverage Ratio and the Consolidated Total Leverage Ratio:

(a) any extraordinary gains or losses and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses;

(b) net earnings of any business entity (other than a Subsidiary) in which any member of the Consolidated Group has an ownership interest unless such net earnings shall have actually been received by such member of the Consolidated Group in the form of cash distributions; and

(c) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to the members of the Consolidated Group.

“Consolidated Total Assets” means, as of any date, the sum of (a) all items which would be classified as assets of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP and (b) to the extent not included in the foregoing clause (a), the aggregate net book value of all Receivables transferred to a Securitization Subsidiary or other Person in connection with a Qualified Securitization Transaction.

“Consolidated Total Debt” means, as of any date, all Funded Debt of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP.

“Consolidated Total Leverage Ratio” means, as of the end of any fiscal quarter of the Parent, the ratio of Consolidated Total Debt on such date to Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such date.

“Credit Documents” means this Credit Agreement, the Notes, any Joinder Agreement, the Administrative Agent’s Fee Letter and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).

“Credit Party” means any of the Borrowers and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Standby Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Percentage, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Percentage) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Standby Letter of Credit Fees, a rate equal to the Applicable Percentage plus 2% per annum.

“Defaulting Bank” means, subject to Section 3.18, any Bank that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swingline Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder, (c) has notified the Borrower Representative or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations under agreements (other than this Credit Agreement) in which it commits to extend credit, unless such failure is the subject of a good faith dispute, (d) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations, or (e) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority.

“Dollars “ and “$” means dollars in lawful currency of the United States of America.

“Domestic Credit Party” means any Credit Party that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Domestic Person” means any Person that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Domestic Property” means any Property that is located within the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any State of the United States or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.3(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 11.3(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or other governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto, as interpreted by the rules and regulations thereunder, all as the same may be in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

“ERISA Affiliate” means an entity which is under common control with the Parent within the meaning of Section 4001(a)(14) of ERISA, or is a member of a group which includes the Parent and which is treated as a single employer under Sections 414(b) or (c) of the Internal Revenue Code.

“ERISA Event” means (a) Reportable Event with respect to a Plan; (b) a withdrawal by the Parent or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it or such ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Parent or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Parent or any ERISA Affiliate. Notwithstanding the foregoing, the termination of the Parent’s Plan, which was approved by the Parent in December 2009 and has been publicly disclosed, shall not be an ERISA Event.

“Eurodollar Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Interbank Offered Rate for such Eurodollar Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Interbank Offered Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.

“Eurodollar Reserve Percentage” means, for any day, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurodollar Rate for each outstanding Eurodollar Loan and for each outstanding Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default” has the meaning assigned to such term in Section 9.1.

“Excluded Taxes” means, with respect to the Administrative Agent, any Bank, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrowers hereunder, (a) taxes imposed on or measured by its overall net income (however denominated) or gross receipts, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized, in which its principal office is located, in which it conducts business or, in the case of any Bank, in which its Applicable Lending Office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Bank or the Administrative Agent in the event that such Person has failed to deliver pursuant to clause (A) of Section 3.11(e)(ii) a complete and properly executed Internal Revenue Service Form W-9 certifying that such Person is exempt from backup withholding, and (d) in the case of a Foreign Bank (other than an assignee pursuant to a request by the Borrower Representative under Section 11.18), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Bank pursuant to the Laws in force at the time such Foreign Bank becomes a party hereto (or designates a new Applicable Lending Office) or (ii) is attributable to such Foreign Bank’s failure or inability (other than as a result of a change in Law) to comply with clause (B) of Section 3.11(e)(ii), except to the extent that such Foreign Bank (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 3.11(a)(ii) or (c).

“Existing Credit Agreement” shall mean that certain Amended and Restated Credit Agreement dated as of May 4, 2004, among the Borrowers, the Parent, the other guarantors party thereto, the lenders party thereto and Bank of America, as administrative agent, as amended, modified or supplemented from time to time.

“Existing Letters of Credit” means those certain letters of credit listed on Schedule 1.1(a).

“Existing Termination Date” has the meaning set forth in Section 2.11(a).

“Extending Bank” has the meaning set forth in Section 2.11(e).

“Extension Date” has the meaning set forth in Section 2.11(a).

“Extension of Credit” means, as to any Bank, the making of, or participation in, a Loan by such Bank or the issuance or extension of, or participation in, a Letter of Credit by such Bank.

“Fed Funds Swingline Loan” means a Swingline Loan that bears interest at a rate based on the Federal Funds Rate.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fees” means all fees payable pursuant to Section 3.5.

“Fitch” means Fitch Rating, part of the Fitch Group, a subsidiary of Fimalac, S.A., or any successor or assignee of the business of such company in the business of rating securities.

“Foreign Bank” means any Bank that is organized under the Laws of a jurisdiction other than that in which any Borrower is resident for tax purposes (including such a Bank when acting in the capacity of the Issuing Bank). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Person” means any Person that is not a Domestic Person.

“Foreign Property” means any Property that is not a Domestic Property.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Bank, (a) with respect to the Issuing Bank, such Defaulting Bank’s Revolving Commitment Percentage of the outstanding LOC Obligations other than LOC Obligations as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Bank, such Defaulting Bank’s Revolving Commitment Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, with respect to any Person, without duplication, (i) the principal amount of all obligations of such Person for borrowed money, (ii) the principal amount of all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (iii) the principal amount of all Support Obligations of such Person with respect to Funded Debt of another Person, (iv) the maximum stated amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent unreimbursed (other than letters of credit (A) supporting other Indebtedness of such Person or (B) offset by a like amount of cash or government securities pledged or held in escrow to secure such letter of credit and draws thereunder), (v) the principal amount of all purchase money Indebtedness (including for purposes hereof, indebtedness and obligations in respect of conditional sale or title retention arrangements described in clause (j) of the definition of “Indebtedness” and obligations in respect of the deferred purchase price of property or services described in clause (c) of the definition of “Indebtedness”) of such Person, including without limitation the principal portion of all obligations of such Person under Capital Leases, (vi) the principal amount of all Funded Debt of another Person secured by a Lien on any Property of such Person, whether or not such Funded Debt has been assumed, provided that for purposes hereof the amount of such Funded Debt shall be limited to the amount of such Funded Debt as to which there is recourse to such Person or the fair market value of the property which is subject to the Lien, if less, (vii) the aggregate net amount of Indebtedness or obligations relating to the sale, contribution or other conveyance of accounts receivable (or similar transaction) (exclusive of intercompany obligations owing between the Securitization Subsidiary and a Credit Party pursuant to a Qualified Securitization Transaction permitted hereunder) regardless of whether such transaction is effected without recourse or in a manner which would not be reflected on a balance sheet in accordance with GAAP, (viii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, and (ix) the maximum amount of all contingent obligations (including, without limitation, obligations to make earn-out payments) of such Person incurred in connection with Acquisitions permitted under Section 8.4 and Acquisitions consummated prior to the Closing Date. The Funded Debt of any Person shall include the Funded Debt of any partnership or joint venture in which such Person is a general partner or joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Funded Debt. For purposes hereof, Funded Debt shall also include payments in respect of Funded Debt which constitute current liabilities of the obligor under GAAP.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Guarantor” means, the Parent and each Additional Credit Party, together with their successors and permitted assigns.

“Increase Effective Date” has the meaning set forth in Section 2.10.

“Indebtedness” means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person which would appear as liabilities on a balance sheet of such Person in accordance with GAAP, (d) all Support Obligations of such Person with respect to Indebtedness of another Person, (e) the maximum stated amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder to the extent unreimbursed (other than letters of credit (i) supporting other Indebtedness of such Person or (ii) offset by a like amount of cash or government securities pledged or held in escrow to secure such letter of credit and draws thereunder), (f) the principal portion of all obligations of such Person under Capital Leases, (g) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Indebtedness shall be limited to the amount of such Indebtedness as to which there is recourse to such Person or the fair market value of the Property which is subject to the Lien, if less, (h) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (i)

the Swap Termination Value of any Swap Contract, (j) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (k) all preferred stock issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time prior to the Termination Date, (l) the aggregate net amount of Indebtedness or obligations relating to the sale, contribution or other conveyance of accounts receivable (or similar transaction) (exclusive of intercompany obligations owing between the Securitization Subsidiary and a Credit Party pursuant to a Qualified Securitization Transaction permitted hereunder) regardless of whether such transaction is effected without recourse or in a manner which would not be reflected on a balance sheet in accordance with GAAP, (m) the principal portion of all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP, (n) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Indebtedness, and (o) the maximum amount of all contingent obligations (including, without limitation, obligations to make earn-out payments) of such Person incurred in connection with Acquisitions permitted under Section 8.4 and Acquisitions consummated prior to the Closing Date. For purposes hereof, Indebtedness shall also include payments in respect of Indebtedness which constitute current liabilities of the obligor under GAAP. The Indebtedness of any Person shall not include (a) trade debt incurred in the ordinary course of business and due within twelve months of the incurrence thereof, (b) accrued expenses and (c) accrued pension and retirement plan liabilities to the extent such liabilities would not appear as debt on a balance sheet of such Person in accordance with GAAP.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 11.5(b).

“Information” has the meaning set forth in Section 11.14.

“Interbank Offered Rate” means:

(a) for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Interest Determination Date” has the meaning assigned to such term in the definition of “Applicable Percentage”.

“Interest Payment Date” means (a) as to any Eurodollar Loan, the last day of each Interest Period applicable to such Loan and the Termination Date; provided, however, that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including any Swingline Loan bearing interest at the Base Rate) or Fed Funds Swingline Loan, the last Business Day of each March, June, September and December and the Termination Date.

“Interest Period” means, with respect to Eurodollar Loans, a period of one, two, three or six months’ duration, and also as to Eurodollar Loans of up to $30,000,000, a period of 7-days’ duration (provided that no more than one such Revolving Loan with a 7-day Interest Period may be outstanding at any time), as the Borrower Representative may elect, commencing in each case on the date of the borrowing (including conversions, extensions and renewals); provided, however, (A) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (B) no Interest Period shall extend beyond the Termination Date and (C) where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last day of such calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as interpreted by the rules and regulations issued thereunder, in each case as in effect from time to time. References to sections of the Internal Revenue Code shall be construed also to refer to any successor sections.

“Investment” in any Person means (a) the acquisition (whether for cash, property, services, assumption of Indebtedness, securities or otherwise) of Capital Stock, bonds, notes, debentures, partnership, joint ventures or other ownership interests or other securities of such other Person, (b) any deposit with, or advance, loan or other extension of credit to, such Person (other than deposits made in connection with the purchase of equipment or other assets in the ordinary course of business) or (c) any other capital contribution to or investment in such Person, including, without limitation, any Support Obligations (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person, but excluding any Restricted Payment to such Person.

“Investment Grade” means a senior unsecured long term debt rating of at least two of the following: Baa3 from Moody’s, BBB- from S&P and BBB- from Fitch.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means Bank of America and its successors in such capacity.

“Joinder Agreement” means a Joinder Agreement substantially in the form of Schedule 7.11 executed and delivered by an Additional Credit Party in accordance with the provisions of Section 7.11.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Letter of Credit” means any standby letter of credit issued by the Issuing Bank for the account of the Borrowers or its Subsidiaries in accordance with the terms of Section 2.1(c) and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Expiration Date” means the day that is five Business Days prior to the Termination Date (or, if such day is not a Business Day, the next proceeding Business Day).

“Standby Letter of Credit Fee” has the meaning specified in Section 2.6(f).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) the Aggregate Revolving Committed Amount and (b) the LOC Committed Amount. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference or priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof) securing or purporting to secure any Indebtedness.

“Loans” means the Revolving Loans and the Swingline Loans, and the Base Rate Loans, Eurodollar Loans and Fed Funds Swingline Loans comprising such Loans.

“LOC Advance” means, with respect to each Bank, such Bank’s funding of its participation in any LOC Borrowing in accordance with its Revolving Commitment Percentage.

“LOC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a borrowing of Revolving Loans.

“LOC Commitment” means, with respect to the Issuing Bank, the commitment of the Issuing Bank to issue Letters of Credit in an aggregate face amount at any time outstanding (together with the amounts of any unreimbursed drawings thereon) of up to the LOC Committed Amount and, with respect to the Banks, the commitment of each Bank to purchase participation interests in the LOC Obligations up to its Revolving Commitment Percentage of the LOC Committed Amount as provided in Section 2.2(a)(iii)(B).

“LOC Committed Amount” has the meaning assigned to such term in Section 2.1(c).

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all Unreimbursed Amounts, including all LOC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. For all purposes of this Credit Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Parent and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Bank under any Credit Document, or of the ability of any Credit Party to perform its obligations under any Credit Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.

“Material Guarantor” means (a) the Parent and (b) any Guarantor that, individually, (i) accounts for more than five percent (5%) of the gross revenues of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, (ii) accounts for more than five percent (5%) of net income of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, or (iii) constitutes more than five percent (5%) of Consolidated Total Assets.

“Materials of Environmental Concern” means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Laws, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a Plan (other than a Multiemployer Plan) which the Parent or any ERISA Affiliate and at least one employer other than the Parent or any ERISA Affiliate are contributing sponsors.

“Non-Consenting Bank” has the meaning set forth in Section 11.18.

“Non-Extending Bank” has the meaning set forth in Section 2.11(b).

“Non-Guarantor Subsidiaries” means Domestic Subsidiaries which are not Guarantors (other than any Securitization Subsidiary).

“Note” or “Notes” means the Revolving Notes, individually or collectively, as appropriate.

“Notice Date” has the meaning set forth in Section 2.11(b).

“Notice of Extension/Conversion” has the meaning assigned to such term in Section 3.2.

“Notice of Revolving Loan Borrowing” has the meaning assigned to such term in Section 2.2(a)(i).

“Notice of Swingline Loan Borrowing” shall mean a notice of a Borrowing of Swingline Loans pursuant to Section 2.2(a)(ii), which, if in writing, shall be substantially in the form of Schedule 2.2(a)(ii).

“O&M Funding Corp” means O&M Funding Corp., a Virginia corporation.

“Obligations” means, without duplication, all of the obligations of the Credit Parties to the Banks (including the Issuing Bank) and the Administrative Agent, whenever arising, under this Credit Agreement, the Notes or any of the other Credit Documents (including, but not limited to, any interest accruing after the occurrence of a Bankruptcy Event with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code). The foregoing shall also include (a) all obligations under any Swap Contract between any Credit Party or any Subsidiary and any Bank or Affiliate of a Bank that is permitted to be incurred pursuant to Section 8.1(g) and (b) all obligations under any Treasury Management Agreement between any Credit Party or any Subsidiary and any Bank or Affiliate of a Bank.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Credit Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Credit Agreement or any other Credit Document.

“Outstanding Amount” means (a) with respect to any Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of any Loans occurring on such date; and (b) with respect to any LOC Obligations on any date, the amount of such LOC Obligations on such date after giving effect to any changes in the aggregate amount of the LOC Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Parent” means Owens & Minor, Inc., a Virginia corporation, together with any permitted successors and assigns.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereof.

“Permitted Asset Swap” means any transfer of properties or assets by any member of the Consolidated Group in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a business that is related, ancillary or complementary to the business of the Borrowers or any of their Subsidiaries on the Closing Date (or any reasonable extension, development or expansion thereof); provided that the aggregate fair market value (as determined in good faith by the Board of Directors of the relevant Credit Party) of the property or assets transferred in such exchange is not greater than that of the assets or property received.

“Permitted Investments” means Investments which are (i) cash and Cash Equivalents; (ii) receivables owing to any member of the Consolidated Group created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) Investments by members of the Consolidated Group in and to Domestic Credit Parties; (iv) Acquisitions permitted under Section 8.4(b)(ii); (v) loans and advances in the ordinary course of business to officers, directors and employees for expenses (including moving expenses related to a transfer) incidental to carrying on the business of the members of the Consolidated Group in an aggregate amount not to exceed $3,000,000 at any time outstanding; (vi) Investments (including debt obligations) received in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business; (vii) investments in a Securitization Subsidiary or Special Purpose Vehicle relating to a Qualified Securitization Transaction and (viii) Investments of a nature not contemplated in the foregoing subsections; provided, however, to the extent that the Consolidated Total Leverage Ratio on a Pro Forma Basis after giving effect to any such Investment is greater than 2.25:1.00, the aggregate amount of such Investments permitted pursuant to the clause (viii) shall not exceed the greater of (A) the Investments permitted under this clause (viii) and made prior to the date that the Consolidated Total Leverage Ratio referred to in this clause (viii) exceeded 2.25:1.00 and (B) $25,000,000 in the aggregate at any time outstanding.

“Permitted Liens” means:

(i) Liens created by or arising under the Credit Documents in favor of the Administrative Agent on behalf of the Banks;

(ii) Liens (other than Liens created or imposed under ERISA) for taxes, assessments or governmental charges or levies not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law or pursuant to customary reservations or retentions of title arising in the ordinary course of business, provided that such Liens secure only amounts not yet due and payable or, if due and payable, are unfiled and no other action has been taken to enforce the same or are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the Property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof);

(iv) Liens (other than Liens created or imposed under ERISA) incurred or deposits made by any member of the Consolidated Group in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Liens in connection with attachments or judgments (including judgment or appeal bonds) provided that the judgments secured shall, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall have been discharged within 30 days after the expiration of any such stay;

(vi) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered Property for its intended purposes;

(vii) Liens on Property of any Person securing Indebtedness (including Capital Leases and Synthetic Leases) of a Credit Party to the extent permitted under Section 8.1(c);

(viii) leases or subleases granted to others not interfering in any material respect with the business of any member of the Consolidated Group;

(ix) any interest or title of a lessor under, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xi) Liens deemed to exist in connection with Investments in repurchase agreements which constitute Permitted Investments;

(xii) normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(xiii) Liens created or deemed to exist in connection with a Qualified Securitization Transaction permitted under this Credit Agreement (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Receivables Related Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(xiv) Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(xv) Liens existing as of the Closing Date and set forth on Schedule 8.2; provided that no such Lien shall at any time (A) be extended to or cover any Property other than the Property subject thereto on the Closing Date and (B) secure any Indebtedness other than the Indebtedness secured thereby on the Closing Date;

(xvi) other Liens on Property of any Person securing Indebtedness of any member of the Consolidated Group to the extent permitted under Section 8.1(j);

(xvii) other Liens on Property of any Person securing Indebtedness of any member of the Consolidated Group to the extent permitted under Section 8.1(k); and

(xviii) Liens on cash deposits not to exceed $25,000,000 in the aggregate at any time outstanding for the purpose of collateralizing certain financial obligations under any workers’ compensation, unemployment insurance and other types of social security in the ordinary course.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise (whether or not incorporated) or any Governmental Authority.

“Plan” means any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is subject to Title IV of ERISA and with respect to which the Parent or any ERISA Affiliate is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” within the meaning of Section 3(5) of ERISA.

“Platform” has the meaning set forth in Section 7.1.

“Pro Forma Basis” means, for purposes of calculating (utilizing the principles set forth in Section 1.3) the applicable Pricing Level under the definition of “Applicable Percentage” and determining compliance with each of the financial covenants set forth in Section 7.10, that any transaction shall be deemed to have occurred as of the first day of the four fiscal-quarter period ending as of the most recent fiscal quarter end preceding the date of such transaction with respect to which the Administrative Agent has received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a) or (b), as appropriate. As used herein, “transaction” shall mean (i) any merger or consolidation as referred to in Section 8.4, (ii) any Asset Disposition as referred to in Section 8.5, (iii) any Acquisition as referred to in Section 8.4, (iv) any Investment permitted by clause (viii) of the definition of Permitted Investments and (v) any Restricted Payment referenced in Section 8.12. In furtherance of the foregoing, in connection with any calculation of the financial covenants set forth in Section 7.10 upon giving effect to a transaction on a Pro Forma Basis:

(A) for purposes of any such calculation in respect of any Asset Disposition referred to in Section 8.5, (1) income statement items (whether positive or negative) attributable to the Property disposed of in such Asset Disposition shall be excluded and (2) any Indebtedness which is retired in connection with such Asset Disposition shall be excluded and deemed to have been retired as of the first day of the applicable period; and

(B) for purposes of any such calculation in respect of any merger or consolidation referred to in Section 8.4(a) or any Acquisition referred to in Section 8.4(b), (1) any Indebtedness incurred by any member of the Consolidated Group in connection with such transaction (x) shall be deemed to have been incurred as of the first day of the applicable period and (y) if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination, and (2) income statement items (whether positive or negative) attributable to the Property acquired in such transaction or to the Acquisition comprising such transaction, as applicable, shall be included beginning as of the first day of the applicable period, provided that such income statement items are factually supportable by financial statements and information reasonably acceptable to the Administrative Agent.

“Pro Forma Compliance Certificate” means a certificate of the chief financial officer (or its equivalent) of the Parent delivered to the Administrative Agent in connection with (i) any merger or consolidation referred to in Section 8.4(a), (ii) any Asset Disposition referred to in Section 8.5, (iii) any Acquisition referred to in Section 8.4(b), and (iv) any Restricted Payment referenced in Section 8.12, as applicable, and containing reasonably detailed calculations, upon giving effect to the applicable transaction on a Pro Forma Basis, of the Consolidated Interest Coverage Ratio and the Consolidated Total Leverage Ratio each as of the most recent fiscal quarter end preceding the date of the applicable transaction with respect to which the Administrative Agent shall have received the annual or quarterly compliance certificate and related financial statements required by Section 7.1(a) or (b), as appropriate.

“Property” means any interest in any kind of property or assets, whether real, personal or mixed, or tangible or intangible.

“Public Bank” has the meaning set forth in Section 7.1.

“Qualified Securitization Transaction” means any Securitization Transaction provided that (A) no portion of the Indebtedness or any other obligations (contingent or otherwise) under such Securitization Transaction shall be (i) recourse to any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, (ii) supported by Support Obligations of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, or (iii) secured (directly or indirectly, contingently or otherwise) by any Lien on any Property of any member of the Consolidated Group other than pursuant to Standard Securitization Obligations, (B) the Administrative Agent and the Required Banks shall be reasonably satisfied with the structure thereof and documentation therefor, including the discount at which such accounts receivable are sold or the advance rate against which borrowings are advanced and the applicable termination events which shall, in any event, be consistent with those prevailing in the market for similar transactions, and (C) the accounts receivable purchase agreement or other similar agreements relating thereto shall not be amended or modified in a manner materially adverse to the interests of the Banks (as determined by the Administrative Agent and the Required Banks in their reasonable discretion (including, without limitation, any change in (i) the amount of Securitization Receivables and Receivables Related Assets covered thereby, (ii) the discount rate at which the Securitization Receivables and Receivables Related Assets are sold, (iii) the advance rate against which amounts are advanced, and (iv) the applicable termination events)) except with the prior written consent of the Administrative Agent and the Required Banks.

“Receivables” means, as of any date of determination, the aggregate net book value of all accounts, accounts receivable, receivables, and obligations for payment created or arising from the sale of inventory or the rendering of services in the ordinary course of business, whether evidenced by chattel paper, instruments or otherwise, owned by or owing to the Parent and its Domestic Subsidiaries on a consolidated basis after deducting allowances or reserves relating thereto, as shown on the books and records of Parent and its Domestic Subsidiaries (but excluding, in any event, without duplication, the aggregate net book value of all Receivables transferred to a Securitization Subsidiary or other Person in connection with a Qualified Securitization Transaction).

“Receivables Related Assets” means (i) any rights arising under the documentation governing or relating to any Securitization Receivables (including rights in respect of Liens securing such Securitization Receivables and other credit support in respect of such Securitization Receivables), (ii) any proceeds of such Securitization Receivables and any lockboxes or accounts in which such proceeds are deposited, (iii) spread accounts and other similar accounts (and any amounts on deposit therein) established in connection with a Qualified Securitization Transaction, (iv) any warranty, indemnity, dilution and other intercompany claim arising out of the documentation evidencing any Qualified Securitization Transaction, and (v) other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Register” has the meaning assigned to such term in Section 11.3(c).

“Regulation T, U, or X” means Regulation T, U, or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the notice requirement has been waived by regulation.

“Required Banks” means, at any time, Banks holding more than fifty percent (50%) of the aggregate Commitments, or if the Commitments have been terminated, Banks holding more than fifty percent (50%) of the aggregate principal amount of the Revolving Obligations outstanding (with the aggregate amount of each Bank’s risk participation and funded participation in LOC Obligations and Swingline Loans being deemed “held” by such Bank for purposes of this definition); provided that the Commitments of, and outstanding principal amount of Revolving Obligations owing to, a Defaulting Bank shall be excluded for purposes hereof in making a determination of Required Banks.

“Responsible Officer” means, with respect to the subject matter of any representation, warranty, covenant, agreement, obligation or certificate of any Credit Party contained in or delivered pursuant to any of the Credit Documents, the Chief Executive Officer, President, Chief Financial Officer, Chief Operating Officer, Controller, General Counsel or Treasurer of any Borrower or the Parent.

“Restricted Payment” by any Person means (i) any dividend or other payment or distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (including without limitation any payment in connection with any dissolution, merger, consolidation or disposition involving such Person), or to the holders, in their capacity as such, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding (other than dividends or distributions payable in Capital Stock of such Person or dividends or distributions payable to any Credit Party (directly or indirectly through Subsidiaries)), (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding.

“Revolving Commitment” means, with respect to each Bank, the commitment of such Bank to make Revolving Loans in an aggregate principal amount outstanding at any time up to such Bank’s Revolving Committed Amount.

“Revolving Commitment Percentage” means, with respect to each Bank, a fraction (expressed as a percentage) the numerator of which is the Revolving Committed Amount of such Bank at such time and the denominator of which is the Aggregate Revolving Committed Amount at such time. The initial Revolving Commitment Percentage of each Bank is set forth on Schedule 2.1.

“Revolving Committed Amount” means, with respect to each Bank, the amount of such Bank’s Revolving Commitment, as such amount may from time to time be reduced in accordance with the provisions hereof. The initial Revolving Committed Amount of each Bank is set forth on Schedule 2.1.

“Revolving Loans” has the meaning assigned to such term in Section 2.1(a).

“Revolving Note” means the promissory notes of the Borrowers in favor of each of the Banks evidencing the Revolving Loans and Swingline Loans in substantially the form attached as Schedule 2.5, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Revolving Obligations” the Revolving Loans, the Swingline Loans and the LOC Obligations.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and any successor thereof.

“Securitization Receivables” has the meaning given to such term in the definition of “Securitization Transaction”.

“Securitization Subsidiary” means (a) O&M Funding Corp. and (b) any other wholly owned Subsidiary which engages in no activities other than those reasonably related to or in connection with the entering into of Securitization Transactions and which is designated by the board of directors of the Parent (as provided below) as a Securitization Subsidiary; provided that no member of the Consolidated Group (i) shall provide credit support to such Securitization Subsidiary, (ii) shall have any contract, agreement, arrangement or understanding with such Securitization Subsidiary other than on terms that are fair and reasonable and that are no less favorable to such member of the Consolidated Group than could be obtained from an unrelated Person (other than representations, warranties and covenants (including those relating to servicing) entered into in the ordinary course of business in connection with a Qualified Securitization Transaction and intercompany notes relating to the sale of Securitization Receivables to such Securitization Subsidiary) and (iii) no member of the Consolidated Group shall have any obligation to maintain or preserve such Securitization Subsidiary’s financial condition or to cause such Securitization Subsidiary to achieve certain levels of operating results. Any such designation by the board of directors of the Parent (other than with respect to O&M Funding Corp.) shall be evidenced to the Administrative Agent and each Bank by filing with the Administrative Agent and each Bank a certified copy of the resolutions of the board of directors of the Parent giving effect to such designation.

“Securitization Transaction” means any financing transaction or series of financing transactions that have been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer to any Person (including, without limitation, a Securitization Subsidiary) or may grant a security interest in any accounts receivable, notes receivable, rights to future lease payments or residuals or other similar rights to payment (the “Securitization Receivables”) (whether such Securitization Receivables are then existing or arising in the future) of such member of the Consolidated Group, and any assets related thereto, including without limitation, all security interests in merchandise or services financed thereby, the proceeds of such Securitization Receivables, and other assets which are customarily sold or in respect of which security interests are customarily granted in connection with securitization transactions involving such assets.

“Senior Notes” means the $200,000,000 aggregate principal amount of 6.35% Senior Notes due 2016 issued by the Parent on April 7, 2006.

“Single Employer Plan” means any Plan which is not a Multiemployer Plan or a Multiple Employer Plan.

“Special Purpose Vehicle” means a trust, partnership or other entity established by any member of the Consolidated Group to implement a Qualified Securitization Transaction.

“Standard Securitization Obligations” means representations, warranties, covenants, indemnities and other obligations entered into by any member of the Consolidated Group which are reasonably customary in asset securitization transactions involving accounts receivable.

“Standby Letter of Credit Fee” has the meaning assigned to such term in Section 2.6(f).

“Subordinated Debt” means any Indebtedness which by its terms is specifically subordinated in right of payment to the prior payment of the Obligations on terms and conditions which are, and evidenced by documentation which is, satisfactory to the Required Banks.

“Subsidiary” means, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, and (ii) any partnership, association, joint venture or other entity in which such person directly or indirectly through Subsidiaries has more than 50% equity interest at any time. Except as otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Parent; provided, however, that (i) O&M Funding Corp and (ii) any Special Purpose Vehicle shall not be considered to be a Subsidiary of the Parent for purposes of this Credit Agreement.

“Support Obligations” means, with respect to any Person, without duplication, any obligations of such Person (other than (i) endorsements in the ordinary course of business of negotiable instruments for deposit or collection and (ii) Standard Securitization Obligations relating to Qualified Securitization Transactions) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (i) to purchase any such Indebtedness or any Property constituting security therefor, (ii) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (iii) to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Indebtedness against loss in respect thereof, or (iv) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Support Obligation hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Support Obligation is made.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Bank or any Affiliate of a Bank).

“Swingline Bank” means Bank of America and its successors in such capacity.

“Swingline Commitment” means, with respect to the Swingline Bank, the commitment of the Swingline Bank to make Swingline Loans in an aggregate principal amount at any time outstanding up to the Swingline Committed Amount and, with respect to the Banks, the commitment of each Bank to purchase participation interests in the Swingline Loans up to its Revolving Commitment Percentage of the Swingline Committed Amount as provided in Section 2.7.

“Swingline Committed Amount” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Revolving Committed Amount. The Swingline Committed Amount is part of, and not in addition to, the Aggregate Revolving Committed Amount.

“Swingline Loans” has the meaning given to such term in Section 2.1(b).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earlier of (i) June 7, 2013 or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

“Threshold Requirement” has the meaning assigned to such term in Section 7.11(a).

“Total Consideration” means cash and non-cash consideration, any assumption of Indebtedness, the maximum amount of any contingent payment (including, without limitation, earn-out payments) and the fair value of any Capital Stock of the Parent issued to the seller of the Capital Stock or Property acquired in an Acquisition.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, overnight draft, credit or debit cards, purchase cards, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Unreimbursed Amount” has the meaning specified in Section 2.6(a)(i).

“Unused Fee” has the meaning assigned to such term in Section 3.5(a).

“U.S. Person” means any Person that is a United States person within the meaning of Section 7701(a)(30) of the Internal Revenue Code.

“Voting Stock” means, with respect to any Person, the voting stock or other securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or Persons performing similar functions) of such Person, even though the right so to vote has been suspended by the happening of such a contingency.

1.2	Computation of Time Periods.

For purposes of computation of periods of time hereunder, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”

1.3	Accounting Terms.

(a) Generally. Except as otherwise specifically prescribed herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the annual financial statements referenced in Section 6.7(a)). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Credit Parties and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower Representative or the Required Banks shall so request, the Administrative Agent, the Banks and the Borrower Representative shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Banks); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Banks financial statements and other documents required under this Credit Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.10 (including, without limitation, for purposes of determining the “Applicable Percentage” and for purposes of Section 8.4, Section 8.5 and Section 8.12) shall be made on a Pro Forma Basis.

1.4	Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 2

CREDIT FACILITIES

2.1	Commitments.

(a) Revolving Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars to the Borrowers for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000) (as such aggregate maximum amount may be increased or reduced from time to time as hereinafter provided, the “Aggregate Revolving Committed Amount”) and (ii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed such Bank’s Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Bank, in reliance upon the agreements of the other Banks set forth in this section and in Section 2.7, shall make loans (each such loan, a “Swingline Loan”) to the Borrowers in Dollars from time to time on any Business Day during the Commitment Period in an aggregate amount not to exceed at any time outstanding the amount of the Swingline Committed Amount, notwithstanding the fact that such Swingline Loans, when aggregated with the Revolving Commitment Percentage of the Outstanding Amount of Revolving Loans and LOC Obligations of the Bank acting as Swingline Bank, may exceed the amount of such Bank’s Revolving Committed Amount; provided, however, that after giving effect to any Swingline Loan, (i) the total Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Bank, plus such Bank’s Revolving Commitment Percentage of the Outstanding Amount of all LOC Obligations, plus such Bank’s Revolving Commitment Percentage of the Outstanding Amount of all Swingline Loans shall not exceed such Bank’s Revolving Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swingline Loan to refinance any outstanding Swingline Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.1(b), prepay under Section 3.4, and reborrow under this Section 2.1(b). Immediately upon the making of a Swingline Loan, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Bank a risk participation in such Swingline Loan in an amount equal to the product of such Bank’s Revolving Commitment Percentage times the amount of such Swingline Loan. The Borrowers must repay each Swingline Loan in full no later than thirty (30) days after such loan is made. Swingline Loans hereunder may consist of Base Rate Loans or Fed Funds Swingline Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(c) Letter of Credit Commitment.

(i) During the Commitment Period, in reliance on the agreements of the Banks set forth in this section and in Section 2.6 and subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank shall issue, and the Banks shall participate severally in, such Letters of Credit in Dollars on a sight basis as the Borrower Representative may request, in form acceptable to the Issuing Bank, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not at any time exceed THIRTY MILLION

DOLLARS ($30,000,000) (the “LOC Committed Amount”), (ii) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the Aggregate Revolving Committed Amount and (iii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed such Bank’s Revolving Committed Amount. Letters of Credit issued hereunder shall have an expiry date not more than one year from the date of issuance or extension, and may not extend beyond the date five (5) Business Days prior to the Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The Issuing Bank shall not issue any Letter of Credit if:

(A) subject to Section 2.2(a)(iii)(C), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Banks (other than Defaulting Banks) holding a majority of the Revolving Commitments have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Banks that have Revolving Commitments have approved such expiry date.

(iii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to borrowers generally;

(C) such Letter of Credit is to be denominated in a currency other than Dollars; or

(D) any Bank is at that time a Defaulting Bank, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Bank to eliminate the Issuing Bank’s actual or potential Fronting Exposure (after giving effect to Section 3.18(a)(iv)) with respect to the Defaulting Bank arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LOC Obligations as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(v) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vi) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and LOC Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 10 included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.

2.2	Method of Borrowing.

(a) Notice of Request for Extensions of Credit. The Borrower Representative, on behalf of any Borrower, shall request an Extension of Credit as follows:

(i) Revolving Loans. In the case of Revolving Loans, the Borrower Representative, on behalf of any Borrower, shall give written notice (or telephone notice promptly confirmed in writing) substantially in the form of Schedule 2.2(a)(i) (each a “Notice of Revolving Loan Borrowing”) to the Administrative Agent not later than 12:00 Noon (Charlotte, North Carolina time) on the Business Day of the requested advance in the case of Base Rate Loans and on the third Business Day prior to the date of the requested advance in the case of Eurodollar Loans. Each such Notice of Borrowing shall be irrevocable and shall specify (i) that a Revolving Loan is requested, (ii) the date of the requested advance (which shall be a Business Day), (iii) the aggregate principal amount of Revolving Loans requested, and (iv) whether the Revolving Loans requested shall consist of Base Rate Loans, Eurodollar Loans or a combination thereof, and if Eurodollar Loans are requested, the Interest Periods with respect thereto. The Administrative Agent shall as promptly as practicable give each Bank notice of each requested Revolving Loan advance, of such Bank’s pro rata share thereof and of the other matters covered in the Notice of Borrowing. If each Bank makes its pro rata share of the requested Revolving Loan advance to the Administrative Agent by 2:00 p.m. (Charlotte, North Carolina time) on the date of the requested Revolving Loan advance, the Administrative Agent shall initiate the transfer of funds representing the Revolving Loan advance to such Borrower by 2:30 p.m. (Charlotte, North Carolina time) on such date.

(ii) Swingline Loans. Each Borrowing of Swingline Loans shall be made upon the Borrower Representative’s irrevocable notice to the Swingline Bank and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swingline Bank and the Administrative Agent not later than 12:00 Noon on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum principal amount of $250,000 and integral multiples of $100,000 in excess thereof, (ii) whether the Swingline Loans requested shall consist of Base Rate Loans, Fed Funds Swingline Loans or a combination thereof and (iii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swingline Bank and the Administrative Agent of a written Notice of Swingline Loan Borrowing, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Promptly after receipt by the Swingline Bank of any telephonic Notice of Swingline Loan Borrowing, the Swingline Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Notice of Swingline Loan Borrowing and, if not, the Swingline Bank will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swingline Bank has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Bank) prior to 1:00 p.m. on the date of the proposed Borrowing of Swingline Loans (A) directing the Swingline Bank not to make such Swingline Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.1(b), or (B) that one or more of the applicable conditions specified in Section 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swingline Bank will, not later than 1:30 p.m. on the borrowing date specified in such Notice of Swingline Loan Borrowing, make the amount of its Swingline Loan available to the Borrowers.

(iii) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(A) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower Representative delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower Representative. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (1) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (2) the amount thereof; (3) the expiry date thereof; (4) the name and address of the beneficiary thereof; (5) the documents to be presented by such beneficiary in case of any drawing thereunder; (6) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (7) the purpose and nature of the requested Letter of Credit; and (8) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the Issuing Bank may require. Additionally, the Borrowers shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any LOC Documents, as the Issuing Bank or the Administrative Agent may require.

(B) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrowers and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Immediately upon the issuance of each Letter of Credit, each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the

Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Bank’s Revolving Commitment Percentage times the amount of such Letter of Credit.

(C) If the Borrower Representative so requests in any applicable Letter of Credit Application, the Issuing Bank may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower Representative shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Banks shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the Issuing Bank shall not permit any such extension if (1) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.1(c) or otherwise), or (2) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (I) from the Administrative Agent that the Required Banks have elected not to permit such extension or (II) from the Administrative Agent, any Bank or the Borrower Representative that one or more of the applicable conditions specified in Section 5.2 is not then satisfied, and in each case directing the Issuing Bank not to permit such extension.

(D) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower Representative and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(b) Minimum Amounts. Each Eurodollar Loan shall be in a minimum aggregate principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof. Each Base Rate Loan (other than a Base Rate Loan comprising a Swingline Loan) shall be in a minimum aggregate principal amount of $5,000,000 (or, if less, the remaining amount of the Aggregate Revolving Committed Amount) and in integral multiples of $1,000,000 in excess thereof.

(c) Information Not Provided. If in connection with any request for a Revolving Loan, the Borrower Representative shall fail to specify (i) an applicable Interest Period in the case of a Eurodollar Loan, the Borrower Representative shall be deemed to have requested an Interest Period of one month, or (ii) the type of loan requested, the Borrower Representative shall be deemed to have requested a Base Rate Loan. If in connection with any request for a Swingline Loan, the Borrower Representative shall fail to specify the type of Swingline Loan requested, then such notice shall be deemed to be a request for a Base Rate Loan.

(d) Maximum Number of Eurodollar Loans. The Revolving Loans may be comprised of no more than seven (7) Eurodollar Loans outstanding at any time. For purposes hereof, Eurodollar Loans with separate or different Interest Periods will be considered as separate Eurodollar Loans even if their Interest Periods expire on the same date.

2.3	Interest.

Subject to Section 3.1, the Loans shall bear interest at a per annum rate, payable in arrears on each applicable Interest Payment Date (or at such other times as may be specified herein), as follows:

(a) Revolving Loans.

(i) Base Rate Loans. During such periods as Revolving Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Percentage for Base Rate Loans; and

(ii) Eurodollar Loans. During such periods as Revolving Loans shall consist of Eurodollar Loans, the sum of the Eurodollar Rate plus the Applicable Percentage.

(b) Swingline Loans.

(i) Base Rate Loans. During such periods as Swingline Loans shall consist of Base Rate Loans, the sum of the Base Rate plus the Applicable Percentage; and

(ii) Fed Funds Swingline Loans. During such periods as Swingline Loans shall consist of Fed Funds Swingline Loans, the sum of the Federal Funds Rate plus the Applicable Percentage.

2.4	Repayment.

The principal amount of all Revolving Loans shall be due and payable in full on the Termination Date.

2.5	Notes.

The Revolving Loans and the Swingline Loans shall, at the request of a Bank, be evidenced by the Revolving Notes.

2.6	Additional Provisions relating to Letters of Credit.

(a) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower Representative and the Administrative Agent thereof. Not later than 11:00 a.m. on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrowers shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrowers fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Bank of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Bank’s Revolving Commitment Percentage thereof. In such event, the Borrower Representative shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2(b) for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.2 (other than the delivery of a Notice of Revolving Loan Borrowing) and provided that, after giving effect to such Borrowing, the total Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Commitments. Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.6(a)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Bank shall upon any notice pursuant to Section 2.6(a)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Revolving Commitment Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent which date will not be earlier than the Business Day following the Honor Date, whereupon, subject to the provisions of Section 2.1(c)(ii), each Bank that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Section 5.2 cannot be satisfied or for any other reason, the Borrower Representative shall be deemed to have incurred from the Issuing Bank an LOC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LOC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Bank’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.6(a)(ii) shall be deemed payment in respect of its participation in such LOC Borrowing and shall constitute an LOC Advance from such Bank in satisfaction of its participation obligation under this Section 2.6.

(iv) Until each Bank funds its Revolving Loan or LOC Advance pursuant to this Section 2.6(a) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Bank’s Revolving Commitment Percentage of such amount shall be solely for the account of the Issuing Bank.

(v) Each Bank’s obligation to make Revolving Loans or LOC Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.6(a), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Revolving Loans pursuant to this Section 2.6(a) is subject to the conditions set forth in Section 5.2 (other than delivery by the Borrower Representative of a Notice of Revolving Loan Borrowing). No such making of an LOC Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.

(vi) If any Bank fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.6(a) by the time specified in Section 2.6(a)(ii), then, without limiting the other provisions of this Credit Agreement, the Issuing Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Revolving Loan included in the relevant Borrowing or LOC Advance in respect of the relevant LOC Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(b) Repayment of Participations.

(i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Bank such Bank’s LOC Advance in respect of such payment in accordance with Section 2.6(a), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Bank its Revolving Commitment Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.6(a)(i) is required to be returned under any of the circumstances described in Section 11.2(b) (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Bank shall pay to the Administrative Agent for the account of the Issuing Bank its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Bank, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(c) Obligations Absolute. The obligation of the Borrowers to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each LOC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement or any other Credit Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that any Credit Party or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any Subsidiary.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower Representative’s instructions or other irregularity, the Borrowers will immediately notify the Issuing Bank. The Borrowers shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.

(d) Role of Issuing Bank. Each Bank and the Borrowers agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by such Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Bank for (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks or the Required Banks, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, the Banks, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.6(c); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(e) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(f) Standby Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Bank in accordance with its Revolving Commitment Percentage a Letter of Credit fee (the “Standby Letter of Credit Fee”) for each standby Letter of Credit equal to the Applicable Percentage times the daily amount available to be drawn under such Letter of Credit; provided, however, any Standby Letter of Credit Fees otherwise payable for the account of a Defaulting Bank with respect to any Letter of Credit as to which such Defaulting Bank has not provided Cash Collateral satisfactory to the Issuing Bank pursuant to this Section 2.6 shall be payable, to the maximum extent permitted by applicable Law, to the other Banks in accordance with the upward adjustments in their respective Revolving Commitment Percentages allocable to such Letter of Credit pursuant to Section 3.18(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4. Standby Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Percentage during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Percentage separately for each period during such quarter that such Applicable Percentage was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Banks, while any Event of Default exists, all Standby Letter of Credit Fees shall accrue at the Default Rate.

(g) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrowers shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Administrative Agent’s Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.4, but without giving effect to automatic increases in the stated amount not in effect at such time. In addition, the Borrowers shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(h) Conflict with LOC Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. The Borrowers hereby acknowledge that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ businesses derive substantial benefits from the businesses of such Subsidiaries.

(j) Reports. The Issuing Bank will provide to the Administrative Agent at least quarterly, and more frequently upon request, a detailed summary report on all Letters of Credit and the activity thereon, in form and substance acceptable to the Administrative Agent. The Issuing Bank will provide copies of the Letters of Credit to the Administrative Agent and the Banks promptly upon request.

2.7	Additional Provisions relating to Swingline Loans.

(a) Refinancing of Swingline Loans.

(i) The Swingline Bank at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swingline Bank to so request on its behalf), that each Bank make a Base Rate Loan in an amount equal to such Bank’s Revolving Commitment Percentage of the amount of Swingline Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Revolving Loan Borrowing for purposes hereof) and in accordance with the requirements of Section 2.2, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the conditions set forth in Section 5.2 (other than the delivery of a Notice of Revolving Loan Borrowing) and provided that, after giving effect to such Borrowing, the Outstanding Amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount. The Swingline Bank shall furnish the Borrowers with a copy of the applicable Notice of Revolving Loan Borrowing promptly after delivering such notice to the Administrative Agent. Each Bank shall make an amount equal to its Revolving Commitment Percentage of the amount specified in such Notice of Revolving Loan Borrowing available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swingline Loan) for the account of the Swingline Bank at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Notice of Revolving Loan Borrowing, whereupon, subject to Section 2.7(a)(ii), each Bank that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Administrative Agent shall remit the funds so received to the Swingline Bank.

(ii) If for any reason any Swingline Loan cannot be refinanced by such a Borrowing of Revolving Loans in accordance with Section 2.7(a)(i), the request for Base Rate Loans submitted by the Swingline Bank as set forth herein shall be deemed to be a request by the Swingline Bank that each of the Banks fund its risk participation in the relevant Swingline Loan and each Bank’s payment to the Administrative Agent for the account of the Swingline Bank pursuant to Section 2.7(a)(i) shall be deemed payment in respect of such participation.

(iii) If any Bank fails to make available to the Administrative Agent for the account of the Swingline Bank any amount required to be paid by such Bank pursuant to the foregoing provisions of this Section 2.7(a) by the time specified in Section 2.7(a)(i), the Swingline Bank shall be entitled to recover from such Bank (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Bank at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swingline Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swingline Bank in connection with the foregoing. If such Bank pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Bank’s Revolving Loan included in the relevant Borrowing or funded participation in the relevant Swingline Loan, as the case may be. A certificate of the Swingline Bank submitted to any Bank (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Bank’s obligation to make Revolving Loans or to purchase and fund risk participations in Swingline Loans pursuant to this Section 2.7(a) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Bank may have against the Swingline Bank, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Bank’s obligation to make Revolving Loans pursuant to this Section 2.7(a) is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swingline Loans, together with interest as provided herein.

(b) Repayment of Participations.

(i) At any time after any Bank has purchased and funded a risk participation in a Swingline Loan, if the Swingline Bank receives any payment on account of such Swingline Loan, the Swingline Bank will distribute to such Bank its Applicable Percentage thereof in the same funds as those received by the Swingline Bank.

(ii) If any payment received by the Swingline Bank in respect of principal or interest on any Swingline Loan is required to be returned by the Swingline Bank under any of the circumstances described in Section 11.2(b) (including pursuant to any settlement entered into by the Swingline Bank in its discretion), each Bank shall pay to the Swingline Bank its Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swingline Bank. The obligations of the Banks under this clause shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

(c) Interest for Account of Swingline Bank. The Swingline Bank shall be responsible for invoicing the Borrowers for interest on the Swingline Loans. Until each Bank funds its Revolving Loans that are Base Rate Loans or risk participation pursuant to this Section 2.7 to refinance such Bank’s Revolving Commitment Percentage of any Swingline Loan, interest in respect of such Revolving Commitment Percentage shall be solely for the account of the Swingline Bank.

(d) Payments Directly to Swingline Bank. The Borrowers shall make all payments of principal and interest in respect of the Swingline Loans directly to the Swingline Bank.

2.8	Joint and Several Liability of the Borrowers.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Banks under this Credit Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers with respect to the payment and performance of all of the Obligations arising under this Credit Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that either of the Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 2.8 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Credit Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Credit Agreement), or of any demand for any payment under this Credit Agreement (except to the extent demand is expressly required to be given pursuant to the terms of this Credit Agreement), notice of any action at any time taken or omitted by the Banks under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Credit Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Banks at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Credit Agreement, any and all other indulgences whatsoever by the Banks in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Bank, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 2.8, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 2.8, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.8 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.8 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or any Bank. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or any Bank.

(f) The provisions of this Section 2.8 are made for the benefit of the Administrative Agent, Issuing Bank, Swingline Bank, the Banks and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Bank first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 2.8 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Banks upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.8 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

2.9	Appointment of Parent as Legal Representative for Credit Parties.

Each of the Credit Parties hereby appoints the Parent to act as its exclusive legal representative for all purposes under this Credit Agreement and the other Credit Documents (including, without limitation, with respect to all matters related to Borrowings and the repayment of Loans and amounts drawn under Letters of Credit as described in Section 2 and Section 3 hereof) (in such capacity, the “Borrower Representative”). Each of the Credit Parties acknowledges and agrees that (a) the Borrower Representative may execute such documents on behalf of all the Credit Parties (whether as Borrowers or Guarantors) as the Borrower Representative deems appropriate in its reasonable discretion and each Credit Party shall be bound by and obligated by all of the terms of any such document executed by the Borrower Representative on its behalf, (b) any notice or other communication delivered by the Administrative Agent or any Bank hereunder to the Borrower Representative shall be deemed to have been delivered to each of the Credit Parties and (c) the Administrative Agent and each of the Banks shall accept (and shall be permitted to rely on) any document or agreement executed by the Borrower Representative on behalf of the Credit Parties (or any of them). The Borrowers must act through the Borrower Representative for all purposes under this Credit Agreement and the other Credit Documents. Notwithstanding anything contained herein to the contrary, to the extent any provision in this Credit Agreement requires any Credit Party to interact in any manner with the Administrative Agent or the Banks, such Credit Party shall do so through the Borrower Representative.

2.10	Increase in Commitments.

(a) Request for Increase. Provided there exists no Default or Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Banks), the Borrowers may from time to time, request an increase in the aggregate Commitments by an amount (for all such requests) not exceeding $150,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000, and (ii) the Borrowers may make a maximum of three such requests. At the time of sending such notice, the Borrowers (in consultation with the Administrative Agent) shall specify the time period within which each Bank is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Banks).

(b) Bank Elections to Increase. Each Bank shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its pro rata share of such requested increase. Any Bank not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent; Additional Banks. The Administrative Agent shall notify the Borrowers and each Bank of the Banks’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swingline Bank (which approvals shall not be unreasonably withheld), the Borrowers may also invite additional Eligible Assignees to become Banks pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrowers shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrowers and the Banks of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrowers shall deliver to the Administrative Agent a certificate of each Credit Party dated as of the Increase Effective Date (in sufficient copies for each Bank) signed by the Chief Executive Officer, the President, Executive Vice President, Chief Financial Officer, Controller, General Counsel or Treasurer of such Credit Party (i) certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such increase, and (ii) in the case of the Borrowers, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.10, the representations and warranties contained in subsections (a) and (b) of Section 6.7 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 7.1, and (B) no Default or Event of Default exists. The Borrowers shall prepay any Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to keep the outstanding Loans ratable with any revised percentage of the Banks’ Commitments arising from any nonratable increase in the Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 3.14 or 11.6 to the contrary.

2.11	Extension of Termination Date.

(a) Requests for Extension. The Borrowers may, by notice to the Administrative Agent (who shall promptly notify the Banks) not later than 120 days prior to the Termination Date (the “Extension Date”), request that each Bank extend such Bank’s Termination Date for an additional year from the Termination Date then in effect hereunder (the “Existing Termination Date”); provided that no more than two extensions under this Section 2.11 may be permitted.

(b) Bank Elections to Extend. Each Bank, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 15 Business Days from the date which such Bank received notice from the Administrative Agent of the Borrowers’ request for an extension of the Existing Termination Date, advise the Administrative Agent whether or not such Bank agrees to such extension. Each Bank that determines not to so extend its Termination Date (a “Non-Extending Bank”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date), and any Bank that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Bank. The election of any Bank to agree to such extension shall not obligate any other Bank to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrowers of each Bank’s determination under this Section 2.11 no later than the date 15 days prior to the applicable Extension Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Banks. The Borrower shall have the right on or before the Extension Date (effective as of the Extension Date) to replace the Commitments of any Non-Extending Banks with, and at its option add as “Banks” under this Credit Agreement, one or more Eligible Assignees (each, an “Additional Commitment Bank”) as provided in Section 11.18, each of which Additional Commitment Banks shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Bank shall, effective as of the applicable Extension Date, undertake a Commitment (and, if any such Additional Commitment Bank is already a Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments of the Banks that have agreed so to extend their Termination Date (each, an “Extending Bank”) and the additional Commitments of the Additional Commitment Banks shall be more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of such Extension Date, the Termination Date of each Extending Bank and of each Additional Commitment Bank shall be extended to the date falling one year after the Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Bank shall thereupon become a “Bank” for all purposes of this Agreement; provided, however, that there shall be no change in the Termination Date of any Non-Extending Bank.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Termination Date pursuant to this Section shall not be effective with respect to any Bank unless:

(i) no Default or Event of Default exists on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects on and as of the Extension Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date; and

(iii) to the extent the Commitments of any Non-Extending Bank shall not be replaced with Commitments from one or more Additional Commitment Banks on the applicable Extension Date as provided for in Section 2.11(d), and thus there shall be no change in the applicable Termination Date for such Non-Extending Bank, it is understood and agreed that (x) the Borrower shall repay Loans outstanding on the applicable Termination Date of any such Non-Extending Bank (and pay any additional amounts required pursuant to Section 3.12) to the extent necessary to repay, nonratably, the Loans of all Non-Extending Banks and the pro rata shares of the remaining Banks shall be revised effective as of such date, (y) on such applicable Termination Date, the Commitments of the Non-Extending Banks will be permanently terminated and the Aggregate Commitments on and after such date will be equal to the Commitments of the remaining Banks and (z) to the extent that the outstanding Obligations as of such date

(after giving effect to the repayment in full of each such Non-Extending Bank) exceed the Aggregate Commitments then in effect (after giving effect to the termination of the Commitments of all Non-Extending Banks), the Borrowers shall immediately prepay Loans and/or Cash Collateralize the LOC Obligations in an aggregate amount equal to such excess.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 3.14 and Section 11.6 to the contrary.

SECTION 3

OTHER PROVISIONS RELATING TO CREDIT FACILITY

3.1	Default Rate.

(a) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(b) If any amount (other than principal of any Loan) payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Banks, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) Upon the request of the Required Banks, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

3.2	Conversion.

The Borrower Representative shall have the option, on any Business Day, to extend existing Eurodollar Loans into a subsequent Interest Period or to convert Revolving Loans of one type into Revolving Loans of another type; provided, however, that (i) except as provided in Section 3.7, Eurodollar Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable thereto, (ii) Eurodollar Loans may be extended, and Base Rate Loans may be converted into Eurodollar Loans, only if no Default or Event of Default is in existence on the date of extension or conversion, (iii) Revolving Loans extended as, or converted into, Eurodollar Loans shall be in such minimum amounts as provided in Section 2.2(b), and (iv) any request for extension of or conversion to a Eurodollar Loan which shall fail to specify an Interest Period shall be deemed to be a request for an Interest Period of one month. Each such extension or conversion shall be effected by the Borrower Representative by giving written notice (or telephone notice promptly confirmed in writing) to the Administrative Agent (a “Notice of Extension/Conversion”) prior to 10:00 A.M. (Charlotte, North Carolina time) on the Business Day of, in the case of Base Rate Loans, and on the third Business Day prior to, in the case of Eurodollar Loans, the date of the proposed extension or conversion, specifying the date of the proposed extension or conversion, the Revolving Loans to be so extended or converted, the types of Revolving Loans into which such Revolving Loans are to be converted and, if appropriate, the applicable Interest Periods with respect thereto. Each request for extension or conversion to any Eurodollar Loan shall be deemed to be a reaffirmation by the Borrower Representative that no Default or Event of Default then exists. In the event the Borrower Representative fails to request extension of or conversion to any Eurodollar Loan in accordance with this Section, or any such conversion or extension is not permitted or required by this Section, then such Revolving Loans shall be automatically converted into Base Rate Loans at the end of their Interest Period or remain as Base Rate Loans, as the case may be. The Administrative Agent shall give each Bank notice as promptly as practicable of any such proposed conversion affecting any Revolving Loans.

3.3	Termination of Commitments.

The Borrower Representative may from time to time permanently reduce the Aggregate Revolving Committed Amount in whole or in part (in minimum principal amounts of $10,000,000 and in integral multiples of $1,000,000 in excess thereof) upon three (3) Business Days’ prior written notice to the Administrative Agent provided that after giving effect to any voluntary reduction the aggregate amount of Revolving Obligations shall not exceed the Aggregate Revolving Committed Amount, as reduced.

3.4	Prepayments.

(a) Voluntary Prepayments. The Borrowers shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (A) Eurodollar Loans may only be prepaid (y) on the last day of the Interest Period applicable thereto or (z) on a day that is not the last day of an Interest Period applicable thereto if the Borrowers pay to the applicable Banks any amounts due under Section 3.12, and (B) each such partial prepayment shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof (or the amount then outstanding, if less). Amounts prepaid on the Loans may be reborrowed in accordance with the provisions hereof.

(b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, or (iii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, then in any such instance the Borrowers shall immediately make payment on the Loans and/or to a cash collateral account in respect of LOC Obligations in an amount sufficient to eliminate the difference.

(c) Application. Unless otherwise specified by the Borrower Representative, prepayments on the Revolving Obligations shall be applied first to Fed Funds Rate Swingline Loans, then to Base Rate Loans and then to Eurodollar Loans in direct order of Interest Period.

(d) Notice. The Borrower Representative will provide notice to the Administrative Agent of any prepayment by 10:00 a.m. (Charlotte, North Carolina time) on the date of prepayment.

3.5	Fees.

(a) Unused Fee. In consideration of the Commitments, the Borrowers agree to pay to the Administrative Agent for the ratable benefit of the Banks a fee (the “Unused Fee”) for the period from the Closing Date to the Termination Date equal to the Applicable Percentage per annum on the actual daily unused amount of the Aggregate Revolving Committed Amount for the applicable period. The Unused Fee shall be payable quarterly in arrears on the last Business Day of each March, June, September and December for the immediately preceding quarter (or a portion thereof) beginning with the first such date to occur after the Closing Date and on the Termination Date. For purposes of computation of the Unused Fee, (a) LOC Obligations shall be counted toward and considered usage of the Aggregate Revolving Committed Amount and (b) Swingline Loans shall not be counted toward nor considered usage of the Aggregate Revolving Committed Amount.

(b) Administrative Agent’s Fee. The Borrowers agree to pay to the Administrative Agent, for its own account, the administrative and other fees referred to in the Administrative Agent’s Fee Letter.

3.6	Capital Adequacy.

If any Bank has determined, after the date hereof, that the adoption or the becoming effective of, or any change in, or any change by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof in the interpretation or administration of, any applicable law, rule or regulation regarding capital adequacy, or compliance by such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank’s (including, for purposes hereof, the parent company of such Bank) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Bank could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Bank’s policies with respect to capital adequacy), then, upon notice from such Bank to the Borrower Representative, the Borrowers shall be obligated to pay to such Bank such additional amount or amounts as will compensate such Bank for such reduction. Such notice shall be accompanied by a statement as to the amount of such compensation and include a reasonably detailed summary of the basis for such demand with reasonably detailed calculations. Each determination by any such Bank of amounts owing under this Section shall be reasonable and shall, absent manifest error, be conclusive and binding on the parties hereto.

3.7	Limitation on Eurodollar Loans.

If on or prior to the first day of any Interest Period for any Eurodollar Loan:

(a) the Administrative Agent determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market arising after the Closing Date, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

(b) the Required Banks determine (which determination shall be conclusive) and notify the Administrative Agent that the Eurodollar Rate will not adequately and fairly reflect the cost to the Banks of funding Eurodollar Loans for such Interest Period (other than any such determination based on Taxes);

then the Administrative Agent shall give the Borrower Representative prompt notice thereof, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loans, continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans.

3.8	Illegality.

Notwithstanding any other provision of this Credit Agreement, in the event that it becomes unlawful for any Bank (or its Applicable Lending Office) to make, maintain, or fund Eurodollar Loans hereunder, then such Bank shall promptly notify the Borrower Representative thereof and such Bank’s obligation to make or continue Eurodollar Loans and to convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Bank may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.10 shall be applicable).

3.9	Requirements of Law.

If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank, or comparable agency:

(i) shall impose, modify, or deem applicable any reserve, special deposit, assessment, or similar requirement (other than Taxes) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (or its Applicable Lending Office), including the Commitment of such Bank hereunder; or

(ii) shall impose on such Bank (or its Applicable Lending Office) or the London interbank market any other condition (other than taxes) affecting this Credit Agreement or its Notes or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making, converting into, continuing, or maintaining any Eurodollar Loans or to reduce any sum received or receivable by such Bank (or its Applicable Lending Office) under this Credit Agreement or its Notes with respect to any Eurodollar Loans, then the Borrowers shall pay to such Bank within thirty days of demand therefor such amount or amounts as will compensate such Bank for such increased cost or reduction. If any Bank requests compensation by the Borrowers under this Section 3.9, the Borrower Representative may, by notice to such Bank (with a copy to the Administrative Agent), suspend the obligation of such Bank to make or continue Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.10 shall be applicable); provided that such suspension shall not affect the right of such Bank to receive the compensation so requested. Each Bank shall promptly notify the Borrower Representative and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 3.9 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to it. Any Bank claiming compensation under this Section 3.9 shall furnish to the Borrower Representative and the Administrative Agent a statement setting forth the additional amount or amounts to be paid to it hereunder (including a reasonably detailed summary of the basis for such amounts with reasonably detailed calculations) which shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

3.10	Treatment of Affected Loans.

If the obligation of any Bank to make any Eurodollar Loan or to continue, or to convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.8 or 3.9 hereof, such Bank’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of a Conversion required by Section 3.8 hereof, on such earlier date as such Bank may specify to the Borrower Representative with a copy to the Administrative Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to such Conversion no longer exist:

(a) to the extent that such Bank’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Bank’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(b) all Loans that would otherwise be made or continued by such Bank as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Bank that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

If such Bank gives notice to the Borrower Representative (with a copy to the Administrative Agent) that the circumstances specified in Section 3.8 or 3.9 hereof that gave rise to the Conversion of such Bank’s Eurodollar Loans pursuant to this Section 3.10 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Banks are outstanding, such Bank’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Eurodollar Loans and by such Bank are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

3.11	Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require any Credit Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Credit Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Credit Party or the Administrative Agent shall be required by the Internal Revenue Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) such Credit Party or the Administrative Agent, as the case may be, shall withhold or make such deductions as are determined by such Credit Party or the Administrative Agent, as the case may be, to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Credit Party or the Administrative Agent, as the case may be, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Internal Revenue Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Credit Parties shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Bank or the Issuing Bank, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Credit Parties. Without limiting the provisions of subsection (a) above, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws.

(c) Tax Indemnification. (i) Without limiting the provisions of subsection (a) or (b) above, the Credit Parties shall, and do hereby, indemnify the Administrative Agent, each Bank and the Issuing Bank, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or

Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Credit Parties or the Administrative Agent or paid by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent that such Indemnified Taxes or Other Taxes are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Administrative Agent, such Bank or the Issuing Bank, as the case may be. The Credit Parties shall also, and do hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Bank or the Issuing Bank for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower Representative by a Bank or the Issuing Bank (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Bank or the Issuing Bank, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Bank and the Issuing Bank shall, and does hereby, indemnify the Credit Parties and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Credit Parties or the Administrative Agent) incurred by or asserted against the Credit Parties or the Administrative Agent by any Governmental Authority as a result of the failure by such Bank or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Bank or the Issuing Bank, as the case may be, to the Borrowers or the Administrative Agent pursuant to subsection (e). Each Bank and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Bank or the Issuing Bank, as the case may be, under this Credit Agreement or any other Credit Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Bank or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by any Credit Party or the Administrative Agent, as the case may be, after any payment of Taxes by such Credit Party or by the Administrative Agent to a Governmental Authority as provided in this Section 3.11, such Credit Party shall deliver to the Administrative Agent or the Administrative Agent shall deliver to such Credit Party, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Law to report such payment or other evidence of such payment reasonably satisfactory to such Credit Party or the Administrative Agent, as the case may be.

(e) Status of Banks; Tax Documentation. (i) Each Bank shall deliver to the Borrower Representative and to the Administrative Agent, and the Administrative Agent shall deliver to the Borrower Representative, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrowers or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C)

the entitlement of such Bank or the Administrative Agent, as the case may be, to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Bank or the Administrative Agent, as the case may be, by the Borrowers pursuant to this Credit Agreement or otherwise to establish such Bank’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if any Borrower is resident for tax purposes in the United States,

(A) any Bank that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent, and the Administrative Agent shall deliver to the Borrower Representative, executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent, as the case may be, to determine whether or not such Bank or the Administrative Agent, as the case may be, is subject to backup withholding or information reporting requirements; and

(B) each Foreign Bank that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Credit Document shall deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Credit Agreement (and from time to time thereafter upon the request of the Borrower Representative or the Administrative Agent, but only if such Foreign Bank is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code, (x) a certificate to the effect that such Foreign Bank is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (B) a “10 percent shareholder” of any Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Bank shall promptly (A) notify the Borrower Representative and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Applicable Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrowers or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Bank.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Bank or the Issuing Bank, or have any obligation to pay to any Bank or the Issuing Bank, any refund of Taxes withheld or deducted from funds paid for the account of such Bank or the Issuing Bank, as the case may be. If the Administrative Agent, any Bank or the Issuing Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section, it shall pay to such Credit Party an amount equal to such refund within 180 days of the receipt thereof (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Bank or the Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that each Credit Party, upon the request of the Administrative Agent, such Bank or the Issuing Bank, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Bank or the Issuing Bank in the event the Administrative Agent, such Bank or the Issuing Bank is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Bank or the Issuing Bank to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower Representative or any other Person.

(g) If the Administrative Agent, any Bank or the Issuing Bank requests indemnification or compensation for Indemnified Taxes or Other Taxes pursuant to this Section 3.11 more than 180 days after the earlier of (i) the date on which the Administrative Agent, such Bank or the Issuing Bank, as the case may be, makes payment of such Indemnified Taxes or Other Taxes, and (ii) the date on which the appropriate Governmental Authority makes written demand on the Administrative Agent, such Bank or the Issuing Bank, as the case may be, for payment of such Indemnified Taxes or Other Taxes, then the Credit Parties shall not be obligated to indemnify or reimburse the Administrative Agent or such Bank, as the case may be, for such Indemnified Taxes or Other Taxes.

(h) Within thirty (30) days of the written request of the Borrower Representative therefor, each Bank, the Issuing Bank or the Administrative Agent, as the case may be, shall execute and deliver to the Borrower Representative such certificates, forms or other documents which can be furnished consistent with the facts and which are reasonably necessary to assist the Borrowers in applying for, or shall commence commercially reasonable actions necessary to apply for, refunds of Indemnified Taxes and Other Taxes remitted hereunder.

3.12	Compensation.

Upon demand of any Bank (with a copy to the Administrative Agent) from time to time, the Borrowers shall promptly compensate such Bank for and hold such Bank harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrowers (for a reason other than the failure of such Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower Representative;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained (but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Bank in connection with the foregoing. For purposes of calculating amounts payable by the Borrowers to the Banks under this Section 3.12, each Bank shall be deemed to have funded each Eurodollar Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the applicable offshore Dollar interbank market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

3.13	Pro Rata Treatment.

Except to the extent otherwise provided herein:

(a) Loans and Letters of Credit. Each Revolving Loan advance, each payment or prepayment of principal of any Revolving Loan (other than Swingline Loans) or reimbursement obligations arising from drawings under Letters of Credit, each payment of interest on the Revolving Loans or reimbursement obligations arising from drawings under Letters of Credit, each payment of Unused Fees, each payment of the Standby Letter of Credit Fee, each reduction of the Aggregate Revolving Committed Amount and each conversion or extension of any Revolving Loan (other than Swingline Loans), shall be allocated pro rata among the Banks in accordance with the respective Revolving Commitment Percentages.

(b) Advances.

(i) No Bank shall be responsible for the failure or delay by any other Bank in its obligation to make its ratable share of a borrowing hereunder, except for adjustments provided in Section 3.18(a)(iv) to the Revolving Commitment Percentage of each Bank that is not a Defaulting Bank; provided, however, that the failure of any Bank to fulfill its obligations hereunder shall not relieve any other Bank of its obligations hereunder.

(ii) Unless any Borrower or any Bank has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that such Borrower or such Bank, as the case may be, will not make such payment, the Administrative Agent may assume that such Borrower or such Bank, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(A) if the Borrowers failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Bank in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent in immediately available funds, at the Federal Funds Rate from time to time in effect; and

(B) if any Bank failed to make such payment, such Bank shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. If such Bank does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower Representative, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.

Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Bank as a result of any default by such Bank hereunder. A notice of the Administrative Agent to any Bank with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

3.14	Sharing of Payments.

The Banks agree among themselves that, in the event that any Bank shall obtain payment in respect of any Loan, LOC Obligations or any other obligation owing to such Bank under this Credit Agreement through the exercise of a right of setoff, banker’s lien or counterclaim, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Bank under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, in excess of its pro rata share of such payment as provided for in this Credit Agreement, such Bank shall promptly purchase from the other Banks a Participation Interest in such Loans, LOC Obligations and other obligations in such amounts, and make such other adjustments from time to time, as shall be equitable to the end that all Banks share such payment in accordance with their respective ratable shares as provided for in this Credit Agreement. The Banks further agree among themselves that if payment to a Bank obtained by such Bank through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Bank which shall have shared the benefit of such payment shall, by repurchase of a Participation Interest theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Bank whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Bank so purchasing such a Participation Interest may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such Participation Interest as fully as if such Bank were a holder of such Loan, LOC Obligations or other obligation in the amount of such Participation Interest. Except as otherwise expressly provided in this Credit Agreement, if any Bank or the Administrative Agent shall fail to remit to the Administrative Agent or any other Bank an amount payable by such Bank or the Administrative Agent to the Administrative Agent or such other Bank pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon for each date from the date such amount is due until the date such amount is paid to the Administrative Agent or such other Bank at a rate per annum equal to the Federal Funds Rate. If under any applicable bankruptcy, insolvency or other similar law, any Bank receives a secured claim in lieu of a setoff to which this Section 3.14 applies, such Bank shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Banks under this Section 3.14 to share in the benefits of any recovery on such secured claim.

3.15	Payments, Computations, Retroactive Adjustments of Applicable Percentage, Etc.

(a) Generally. Except as otherwise specifically provided herein, all payments made by a Credit Party hereunder shall be made to the Administrative Agent in Dollars in immediately available funds, without condition or deduction for any counterclaim, defense, recoupment or setoff of any kind, at the Administrative Agent’s office specified in Section 11.1 not later than 2:00 P.M. (Charlotte, North Carolina time) on the date when due. Payments received after such time shall be deemed to have been received on the next succeeding Business Day. The Administrative Agent may (but shall not be obligated to) debit the amount of any such payment which is not made by such time to any ordinary deposit account of the Borrowers or any other Credit Party maintained with the Administrative Agent (with notice to the Borrower Representative or such other Credit Party). The Borrowers shall, at the time it makes any payment under this Credit Agreement, specify to the Administrative Agent the Loans, LOC Obligations, Fees, interest or other amounts payable by the Borrowers hereunder to which such payment is to be applied (and in the event that it fails so to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Banks in such manner as the Administrative Agent may determine to be appropriate in respect of obligations owing by the Borrowers hereunder, subject to the terms of Section 3.13(a)). The Administrative Agent will distribute such payments to such Banks, if any such payment is received prior to 2:00 P.M. (Charlotte, North Carolina time) on a Business Day in like funds as received prior to the end of such Business Day and otherwise the Administrative Agent will distribute such payment to such Banks on the next succeeding Business Day. Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and Fees for the period of such extension), except that in the case of Eurodollar Loans, if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day. Except as expressly provided otherwise herein, all computations of interest and fees shall be made on the basis of actual number of days elapsed over a year of 360 days, except with respect to computation of interest on Base Rate Loans, which shall be calculated based on a year of 365 or 366 days, as appropriate. Interest shall accrue from and include the date of borrowing, but exclude the date of payment.

(b) Allocation of Payments After Event of Default. Notwithstanding any other provisions of this Credit Agreement to the contrary, after the occurrence and during the continuance of an Event of Default and upon the exercise of remedies in accordance with Section 9.2, all amounts collected or received on or in respect of the Obligations (or other amounts owing under the Credit Documents in connection therewith) shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights and remedies of the Banks under the Credit Documents made with respect thereto;

SECOND, to payment of any fees owed to the Administrative Agent in its capacity as such under the Credit Documents;

THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Banks hereunder in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Bank;

FOURTH, to the payment of all accrued interest and fees on or in respect of the Obligations;

FIFTH, to the payment of the outstanding principal amount of the Obligations hereunder (including the payment or cash collateralization of the outstanding LOC Obligations);

SIXTH, to all other Obligations hereunder and other obligations which shall have become due and payable under the Credit Documents otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and

SEVENTH, to the payment of the surplus, if any, to the Borrowers.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; and (ii) except as otherwise provided, the Banks shall receive amounts ratably in accordance with their respective pro rata share (based on the proportion that the then outstanding Obligations held by such Banks bears to the aggregate amount of the Obligations then outstanding) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH”, “FIFTH” and “SIXTH” above in the manner provided in this Section 3.15(b).

(c) Retroactive Adjustments of Applicable Percentage. If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Banks determine that (i) the Consolidated Total Leverage Ratio as calculated by the Parent as of any applicable date was inaccurate at the time so calculated and (ii) a proper calculation of the Consolidated Total Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Banks or the Issuing Bank, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code, automatically and without further action by the Administrative Agent, any Bank or the Issuing Bank), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Bank or the Issuing Bank, as the case may be, under Section 2.6(a)(iii), 2.6(f) or 3.1 or under Section 9. The Borrowers’ obligations under this paragraph shall survive the termination of the Aggregate Revolving Committed Amount and the repayment of all other Obligations hereunder.

3.16	Evidence of Debt.

(a) Each Bank shall maintain an account or accounts evidencing each Loan made by such Bank to the Borrowers from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time under this Credit Agreement. Each Bank will make reasonable efforts to maintain the accuracy of its account or accounts and to promptly update its account or accounts from time to time, as necessary.

(b) The Administrative Agent shall maintain the Register pursuant to Section 11.3(c), and a subaccount for each Bank, in which Register and subaccounts (taken together) shall be recorded (i) the amount, type and Interest Period of each such Loan hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from or for the account of any Credit Party and each Bank’s share thereof. The Administrative Agent will make reasonable efforts to maintain the accuracy of the subaccounts referred to in the preceding sentence and to promptly update such subaccounts from time to time, as necessary.

(c) The entries made in the accounts, Register and subaccounts maintained pursuant to subsection (b) of this Section 3.16 (and, if consistent with the entries of the Administrative Agent, subsection (a)) shall be prima facie evidence of the existence and amounts of the obligations of the Credit Parties therein recorded; provided, however, that the failure of any Bank or the Administrative Agent to maintain any such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Credit Parties to repay the Obligations and other amounts owing to such Bank.

3.17	Certain Limitations.

(a) If any Bank requests compensation or indemnification from the Borrowers under Section 3.6, 3.9 or 3.11, then such Bank will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the reasonable judgment of such Bank, is not otherwise disadvantageous to such Bank.

(b) If any Bank requests compensation or indemnification from the Borrowers under Section 3.6, 3.9 or 3.12 more than 90 days after the Bank had knowledge of the occurrence of the event giving rise to the compensation or indemnification, the Borrowers shall not be obligated to reimburse the Bank for amounts incurred prior to the date on which the Borrower Representative receives such demand for compensation or indemnification.

3.18	Defaulting Banks.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Bank becomes a Defaulting Bank, then, until such time as that Bank is no longer a Defaulting Bank, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 11.6.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Bank pursuant to Section 11.2), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Bank to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Bank to the Issuing Bank or Swingline Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank or Swingline Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Bank of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower Representative may request (so long as no Default exists), to the funding of any Loan in respect of which that Defaulting Bank has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Bank to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the Banks, the Issuing Bank or Swingline Bank as a result of any judgment of a court of competent jurisdiction obtained by any Bank, the Issuing Bank or Swingline Bank against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Credit Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Bank as a result of that Defaulting Bank’s breach of its obligations under this Credit Agreement; and eighth, to that Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LOC Borrowings in respect of which that Defaulting Bank has not fully funded its appropriate share and (y) such Loans or LOC Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LOC Borrowings owed to, all non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of, or LOC Borrowings owed to, that Defaulting Bank. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank or to post Cash Collateral pursuant to this Section 3.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Bank, and each Bank irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Bank (x) shall not be entitled to receive any unused fee pursuant to Section 3.5(a) for any period during which that Bank is a Defaulting Bank (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Bank) and (y) shall be limited in its right to receive Standby Letter of Credit Fees as provided in Section 2.6(f).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Bank, for purposes of computing the amount of the obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Sections 2.1, 2.4, 2.6 or 2.7 the “Revolving Commitment Percentage” of each non-Defaulting Bank shall be computed without giving effect to the Revolving Commitment of that Defaulting Bank; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Bank becomes a Defaulting Bank, no Default exists; and (ii) the aggregate obligation of each non-Defaulting Bank to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (1) the Revolving Commitment of that non-Defaulting Bank minus (2) the aggregate Outstanding Amount of the Revolving Loans of that Bank.

(b) Defaulting Bank Cure. If the Borrower Representative, the Administrative Agent, the Swingline Bank and the Issuing Bank agree in writing in their sole discretion that a Defaulting Bank should no longer be deemed to be a Defaulting Bank, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Bank will, to the extent applicable, purchase that portion of outstanding Loans of the other Banks or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Banks in accordance with their Revolving Commitment Percentages (without giving effect to Section 3.18(a)(iv)), whereupon that Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from that Bank’s having been a Defaulting Bank.

3.19	Cash Collateral.

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LOC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LOC Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all LOC Obligations. At any time that there shall exist a Defaulting Bank, immediately upon the request of the Administrative Agent, the Issuing Bank or the Swingline Bank, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 3.18(a)(iv) and any Cash Collateral provided by the Defaulting Bank).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrowers, and to the extent provided by any Bank, such Bank, hereby grant to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Banks (including the Swingline Bank), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.19(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under any of this Section 3.19 or Sections 2.1, 2.4, 2.6, 2.7, 3.18 or 9.2 in respect of Letters of Credit or Swingline Loans shall be held and applied to the satisfaction of the specific LOC Obligations, Swingline Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Bank, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Bank status of the applicable Bank (or, as appropriate, its assignee following compliance with Section 11.3(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 3.19 may be otherwise applied in accordance with Section 9.2), and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Bank, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

SECTION 4

GUARANTY

4.1	The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to each Bank, each affiliate of a Bank that enters into a Swap Contract or a Treasury Management Agreement with any Credit Party or any Subsidiary, and the Administrative Agent, as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, Swap Contracts or Treasury Management Agreements, the obligations of each Guarantor under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable state law.

4.2	Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Contracts or a Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Section 4 until such time as the Banks (and any affiliates of Banks entering into Swap Contracts or Treasury Management Agreements) have been paid in full in respect of all Obligations, all Commitments under this Credit Agreement have been terminated and no Person or Governmental Authority shall have any right to request any return or reimbursement of funds from the Banks in connection with monies received under the Credit Documents, Swap Contracts or Treasury Management Agreements between any member of the Consolidated Group and any Bank, or any affiliate of a Bank. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, Swap Contracts or Treasury Management Agreements between any member of the Consolidated Group and any Bank, or any affiliate of a Bank, or any other agreement or instrument referred to in the Credit Documents, Swap Contracts or Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Contracts or Treasury Management Agreements between any member of the Consolidated Group and any Bank, or any affiliate of a Bank, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts or Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor);

(e) any change in the corporate existence or structure of any Borrower;

(f) any claims or set-off rights that the Guarantor may have against any Borrower or any Bank; and

(g) any law or regulation of any jurisdiction or any event affecting any term of a guaranteed obligation.

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any other holder of the Obligations exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents or any other document relating to the Obligations, or against any other Person under any other guarantee of, or security for, any of the Obligations (including, without limitation, any rights under Sections 26-7, 26-8 or 26-9 of the North Carolina General Statutes).

4.3	Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Bank on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Bank in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

4.4	Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

4.5	Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Banks, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1.

4.6	Rights of Contribution.

The Guarantors hereby agree as among themselves that, if any Guarantor shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment. The payment obligations of any Guarantor under this Section 4.6 shall be subordinate and subject in right of payment to the prior payment in full to the Administrative Agent and the Banks of the Obligations, and none of the Guarantors shall exercise any right or remedy under this Section 4.6 against any other Guarantor until payment and satisfaction in full of all of Obligations. For purposes of this Section 4.6, (a) “Guaranteed Obligations” shall mean any obligations arising under the other provisions of this Section 4; (b) “Excess Payment” shall mean the amount paid by any Guarantor in excess of its Pro Rata Share of any Guaranteed Obligations; (c) “Pro Rata Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all of the Credit Parties exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Credit Parties; provided, however, that, for purposes of calculating the Pro Rata Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (d) “Contribution Share” shall mean, for any Guarantor in respect of any Excess Payment made by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Credit Parties other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties) of the Credit Parties other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.6 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under applicable law against the Borrowers in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor shall be relieved of its obligations pursuant to Section 8.4.

4.7	Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

SECTION 5

CONDITIONS PRECEDENT

5.1	Conditions to Closing.

The obligation of the Banks to enter into this Credit Agreement and to make the initial Extensions of Credit shall be subject to satisfaction of the following conditions (in form and substance acceptable to the Banks):

(a) Executed Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement and (ii) a Revolving Note for each Bank requesting one, in each case executed by a duly authorized officer of each party thereto and in each case conforming to the requirements of this Credit Agreement.

(b) Legal Opinions. Receipt by the Administrative Agent of multiple counterparts of (i) opinions of in-house counsel for the Credit Parties and (ii) opinions of outside counsel for the Credit Parties relating to the Credit Documents and the transactions contemplated therein.

(c) Financial Information. Receipt by the Banks of the financial statements described in Section 6.7(a) and such other financial information regarding the members of the Consolidated Group as may be requested by, and in each case in form and substance satisfactory to, the Administrative Agent and the Banks.

(d) Corporate Documents. Receipt by the Administrative Agent of the following (or their equivalent) for each of the Credit Parties:

(i) Charter Documents. Copies of the articles or certificates of incorporation or other charter documents of such Credit Party certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation and certified by a secretary or assistant secretary of such Credit Party to be true and correct as of the Closing Date.

(ii) Bylaws. A copy of the bylaws, operating agreement or equivalent of such Credit Party certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iii) Resolutions. Copies of resolutions of the board of directors (or an authorized executive committee, if applicable) of such Credit Party approving and adopting the Credit Documents to which it is a party, the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of such Credit Party to be true and correct and in force and effect as of the Closing Date.

(iv) Good Standing. Certificates of good standing, existence or its equivalent certified as of a recent date by the appropriate governmental authorities of the state of incorporation, the state of the location of the principal place of business, and each other state in which the failure to so qualify and be in good standing could reasonably be expected to have a Material Adverse Effect.

(v) Officer’s Certificate. An officer’s certificate for each of the Credit Parties dated as of the Closing Date substantially in the form of Schedule 5.1(e) with appropriate insertions and attachments.

(e) Officer’s Closing Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrower’s Representative as of the Closing Date, in form and substance satisfactory to the Administrative Agent, stating that, immediately after giving effect to the initial Loans made and any Letters of Credit issued on the Closing Date, (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

(f) Internal Revenue Service Form W-9. The Administrative Agent and each Bank shall have provided to the Borrower Representative a complete and properly executed Internal Revenue Service Form W-9.

(g) Termination of Existing Indebtedness. Receipt by the Administrative Agent of evidence that the Existing Credit Agreement will be simultaneously terminated upon execution of this Credit Agreement and all loans or other amounts outstanding under the Existing Credit Agreement shall be repaid in full.

(h) Fees and Expenses. Payment by the Credit Parties of all fees and expenses due and payable to the Banks and the Administrative Agent, including, without limitation, payment to the Administrative Agent of the fees set forth in the Administrative Agent’s Fee Letter.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 5.1, each Bank that has signed this Credit Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Bank unless the Administrative Agent shall have received notice from such Bank prior to the proposed Closing Date specifying its objection thereto.

5.2	Conditions to all Extensions of Credit.

The obligation of each Bank to make any Extension of Credit (including the initial Extension of Credit) is subject to the satisfaction of the following conditions precedent on the date of making such Extension of Credit:

(a) Representations and Warranties. The representations and warranties made by the Credit Parties herein and in the other Credit Documents and which are contained in any certificate furnished at any time under or in connection herewith shall be true and correct in all material respects on and as of the date of such Extension of Credit as if made on and as of such date (except for those which expressly relate to an earlier date).

(b) No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Extension of Credit to be made on such date.

Each request for an Extension of Credit and each acceptance by the Borrower Representative of an Extension of Credit shall be deemed to constitute a representation and warranty by the Borrower Representative as of the date of such Extension of Credit that the applicable conditions in paragraphs (a) and (b) of this Section 5.2 have been satisfied.

SECTION 6

REPRESENTATIONS AND WARRANTIES

Each Credit Party hereby represents and warrants to the Administrative Agent and each Bank that:

6.1	Organization and Good Standing.

Each Credit Party is an organization duly formed, validly existing and in good standing under the laws of the State of its organization, is duly qualified and in good standing and authorized to do business in every foreign jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect, and has the requisite corporate or company power and authority to own its Property and to carry on its business as now conducted and as proposed to be conducted.

6.2	Due Authorization.

Each Credit Party (i) has the requisite corporate or company power and authority to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party and to incur the obligations herein and therein provided for, and (ii) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Credit Agreement and the other Credit Documents to which it is a party.

6.3	No Conflicts.

Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by a Credit Party will (i) violate or conflict with any provision of its articles of incorporation or bylaws or other charter documents, (ii) violate, contravene or materially conflict with any law, regulation (including without limitation Regulation U or Regulation X), order, writ, judgment, injunction, decree or permit applicable to it, (iii) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could reasonably be expected to have a Material Adverse Effect, or (iv) result in or require the creation of any lien, security interest or other charge or encumbrance (other than those contemplated in or created in connection with the Credit Documents) upon or with respect its properties, the creation of which could reasonably be expected to have a Material Adverse Effect.

6.4	Consents.

No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance of this Credit Agreement or any of the other Credit Documents by each Credit Party or, if required, such consent, approval and authorization has been obtained.

6.5	Enforceable Obligations.

Each Credit Document has been duly executed and delivered and constitutes the legal, valid and binding obligation of each Credit Party enforceable against each Credit Party in accordance with its terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.

6.6	Reserved.

6.7	Financial Condition.

(a) The consolidated balance sheets of the Parent and its Subsidiaries as of December 31, 2007, December 31, 2008 and December 31, 2009 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2009 (copies of which have heretofore been provided to the Administrative Agent and the Banks) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of the Parent and its Subsidiaries as of December 31, 2007, December 31, 2008 and December 31, 2009 and the results of their operations and cash flows for each of the years in the three-year period ended December 31, 2009.

(b) The consolidated balance sheets of the Parent and its Subsidiaries and the related consolidated statements of income, changes in shareholders’ equity and cash flows delivered to the Administrative Agent and the Banks in accordance with Section 7.1(a) and Section 7.1(b) have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the financial condition of the Parent and its Subsidiaries as of the date thereof and the results of their operations and cash flows for the periods covered thereby.

6.8	No Material Adverse Changes or Restricted Payments.

Since December 31, 2009:

(i) for the period to the Closing Date, except as previously disclosed in writing to the Administrative Agent and the Banks, there have been no material sales, transfers or other dispositions of any material part of the business or Property of any member of the Consolidated Group, nor have there been any material purchases or other acquisitions of any business or Property (including the Capital Stock of any other Person) by any member of the Consolidated Group, in each case which are not reflected in the annual audited financial statements referenced in Section 6.7(a); and

(ii) there have been no circumstances, developments or events relating to or affecting any member of the Consolidated Group which could reasonably be expected to have a Material Adverse Effect.

6.9	No Default.

No Default or Event of Default presently exists.

6.10	Liens.

Except for Permitted Liens, each member of the Consolidated Group has good and marketable title to, or a valid leasehold interest in, all of its material real property, and good title to, or a valid leasehold interest in, all of its other material Property, free and clear of all Liens.

6.11	Indebtedness.

No member of the Consolidated Group has any Indebtedness except for Indebtedness permitted by Section 8.1.

6.12	Litigation.

No claim, litigation, investigation or proceeding of any kind is pending or, to the knowledge of any Responsible Officer, threatened, against any member of the Consolidated Group or any of its Property or revenues which (a) relate to the Credit Documents or any of the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect.

6.13	Material Agreements.

No member of the Consolidated Group is in default in any respect (and, to the knowledge of any Responsible Officer, no such default is asserted) under any contract, lease, loan agreement, indenture, mortgage, security agreement or other agreement or obligation to which any member of the Consolidated Group is a party or by which any of its Property is bound which default could reasonably be expected to have a Material Adverse Effect.

6.14	Taxes.

Each member of the Consolidated Group has filed, or caused to be filed, all material tax returns (federal, state, local and foreign) required to be filed and paid (a) all amounts of taxes shown thereon to be due (including interest and penalties) and (b) all other material taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing (or necessary to preserve any Liens in favor of the Banks) by it, except for such taxes (i) which are not yet delinquent or (ii) as are being contested in good faith by proper proceedings for which adequate reserves are being maintained in accordance with GAAP.

6.15	Compliance with Law.

Each member of the Consolidated Group is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.16	ERISA.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each Plan is in compliance with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter (or an opinion letter upon which the Credit Parties are entitled to rely) from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Credit Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412, Section 430 or Section 431 of the Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan.

(c) (i) No ERISA Event currently exists and, to the knowledge of any Responsible Officer, no event or condition has occurred or exists as a result of which any ERISA Event is reasonably expected to occur with respect to any Plan; (ii) the minimum required contribution (as defined in Section 430(a) of the Code) has been made for each Plan; (iii) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Credit Parties nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) The actuarial present value of all “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA), whether or not vested, under each Single Employer Plan, as of the last annual valuation date prior to the date on which this representation is made or deemed made (determined, in each case, in accordance with Financial Accounting Standards Board Statement 87, utilizing the actuarial assumptions used in such Plan’s most recent actuarial valuation report), did not exceed as of such valuation date the fair market value of the assets of such Plan by more than a material amount.

(e) No member of the Consolidated Group nor any ERISA Affiliates has any material liability with respect to “expected post-retirement benefit obligations” within the meaning of the Financial Accounting Standards Board Statement 106. Each Plan which is “an employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by the Parent or any ERISA Affiliate to which Sections 601-609 of ERISA and Section 4980B of the Internal Revenue Code apply has been administered in compliance in all material respects of such sections.

To the extent any of the foregoing representations include Multiemployer Plans or Multiple Employer Plans, each such representation shall be based on the knowledge of any Responsible Officer.

6.17	Subsidiaries.

(a) Set forth on Schedule 6.17 is each Subsidiary of the Parent, including the jurisdiction of organization, ownership and ownership percentages thereof. The outstanding shares of Capital Stock of each Subsidiary have been validly issued, fully paid and are non-assessable and owned free of Liens other than Permitted Liens. The outstanding shares of Capital Stock of each Subsidiary have been validly issued and fully paid and are non-assessable and owned by the Person(s) identified on Schedule 6.17, directly or indirectly, free of any Liens other than Permitted Liens.

(b) The Non-Guarantor Subsidiaries (not including any Securitization Subsidiary), as a group, do not exceed the Threshold Requirement.

6.18	Use of Proceeds; Margin Stock.

(a) The proceeds of the Loans and other Extensions of Credit will be used by the Borrowers solely (i) to finance working capital, capital expenditures and other general corporate purposes (including, without limitation, Acquisitions permitted hereunder) of the Parent and its Subsidiaries (to the extent not inconsistent with the Credit Parties’ covenants and obligations under this Credit Agreement and the other Credit Documents), (ii) to pay fees and expenses in connection with the closing of the transactions contemplated by this Credit Agreement and (iii) to repay outstanding loans and advances made under the Existing Credit Agreement.

(b) None of the transactions contemplated by this Credit Agreement (including, without limitation, the direct or indirect use of the proceeds of the Loans) will violate or result in a violation of the Securities Act of 1933, as amended, or the regulations issued pursuant thereto, or the Securities Exchange Act of 1934, as amended, or regulations issued pursuant thereto, or Regulation T, U or X. “Margin Stock” within the meanings of Regulation U does not constitute more than 25% of the value of the consolidated assets of the Parent and its Subsidiaries.

6.19	Government Regulation.

No Credit Party is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 or the Interstate Commerce Act, each as amended. In addition, no Credit Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or is controlled by such a company.

6.20	Environmental Matters.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each of the facilities and properties owned, leased or operated by the members of the Consolidated Group (the “Subject Properties”) and all operations at the Subject Properties are in compliance with all applicable Environmental Laws, and there is no violation of any Environmental Law with respect to the Subject Properties or the businesses operated by the members of the Consolidated Group (the “Businesses”), and, to the knowledge of any Responsible Officer, there are no conditions relating to the Businesses or Subject Properties that could give rise to liability under any applicable Environmental Laws.

(b) None of the Subject Properties contains, or, to the knowledge of any Responsible Officer, has previously contained, any Materials of Environmental Concern at, on or under the Subject Properties in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(c) None of the members of the Consolidated Group has received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Subject Properties or the Businesses, nor does any Responsible Officer of any member of the Consolidated Group have knowledge or reason to believe that any such notice will be received or is being threatened.

(d) Materials of Environmental Concern have not been transported or disposed of from the Subject Properties, or generated, treated, stored or disposed of at, on or under any of the Subject Properties or any other location, in each case by or on behalf any members of the Consolidated Group in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Law.

(e) No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Responsible Officer, threatened, under any Environmental Law to which any member of the Consolidated Group is or will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any member of the Consolidated Group, the Subject Properties or the Businesses.

(f) There has been no release or, threat of release of Materials of Environmental Concern at or from the Subject Properties, or arising from or related to the operations (including, without limitation, disposal) of any member of the Consolidated Group in connection with the Subject Properties or otherwise in connection with the Businesses, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

6.21	Intellectual Property, Franchises, etc.

Except as could not reasonably be expected to have a Material Adverse Effect:

(a) Each member of the Consolidated Group owns, or has the legal right to use, all trademarks, tradenames, copyrights, patents, technology, know-how and processes, if any, that are necessary for the operation of its business as presently conducted and as proposed to be conducted (the “Intellectual Property”). No claim is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, and, to the knowledge of any Responsible Officer, no such claim has been asserted. The use of Intellectual Property by the members of the Consolidated Group does not infringe on the rights of any Person.

(b) Each member of the Consolidated Group has obtained all material licenses, permits, franchises or other certifications, consents, approvals and authorizations, governmental or private, necessary to the ownership of its Property and to the conduct of its business.

6.22	Investments.

No member of the Consolidated Group has any Investments except for Permitted Investments.

6.23	No Material Misstatements.

None of the information, reports, financial statements, exhibits or schedules, taken as a whole, furnished by or on behalf of any member of the Consolidated Group to the Administrative Agent or any Bank in connection with the negotiation of the Credit Documents or included therein or delivered pursuant thereto contained any material misstatement of fact or omitted to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not materially misleading, provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Credit Party represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.

6.24	Labor Matters.

Except as could not reasonably be expected to have a Material Adverse Effect,

(i) There are no strikes or lockouts against any member of the Consolidated Group pending or, to the knowledge of any Responsible Officer, threatened;

(ii) the hours worked by and payments made to employees of each member of the Consolidated Group have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters;

(iii) all payments due from each member of the Consolidated Group, or for which any claim may be made against any member of the Consolidated Group, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the respective member of the Consolidated Group; and

(iv) no member of the Consolidated Group is party to a collective bargaining agreement.

SECTION 7

AFFIRMATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as any Credit Document is in effect or any amounts payable under any of the Credit Documents are outstanding or any Letter of Credit is outstanding, and until the Commitments shall have terminated:

7.1	Information Covenants.

The Credit Parties will furnish, or cause to be furnished, to the Administrative Agent and each Bank:

(a) Annual Financial Statements. As soon as available and in any event within 95 days (or within five days of such other time period required by the Securities and Exchange Commission) after the close of each fiscal year of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year, together with related consolidated statements of income and of cash flows for such fiscal year, setting forth in comparative form consolidated figures for the preceding fiscal year, all in reasonable detail and examined by KPMG LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Banks and whose opinion shall be to the effect that such consolidated financial statements have been prepared in accordance with GAAP applied on a consistent basis (except for changes with which such accountants concur).

(b) Quarterly Financial Statements. As soon as available and in any event within 50 days (or within five days of such other time period required by the Securities and Exchange Commission) after the end of each of the first three fiscal quarters of the Parent, a consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal quarter, together with related consolidated statements of income for such fiscal quarter and for the portion of the fiscal year ending with such period, and a consolidated statement of cash flows for the portion of the fiscal year ending with such period, and in each case setting forth in comparative form consolidated figures for the corresponding period of the preceding fiscal year (except that the consolidated balance sheets shall be compared to the prior year end), and all in reasonable form and detail acceptable to the Required Banks, and accompanied by a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Parent, to the effect that, to the best of his or her knowledge and belief, all such financial statements are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

(c) Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and (b), a certificate of the chief financial officer, treasurer, controller or chief accounting officer of the Parent substantially in the form of Schedule 7.1(c) to the effect that no Default or Event of Default exists, or if any Default or Event of Default does exist specifying the nature and extent thereof and what action the Borrowers or the Parent proposes to take with respect thereto. In addition, the Officer’s Certificate shall demonstrate compliance with the financial covenants contained in Section 7.10 by calculation thereof as of the end of each such fiscal period.

(d) Accountant’s Certificate. Within the period for delivery of the annual financial statements provided in Section 7.1(a), a certificate of the accountants conducting the annual audit stating that they have reviewed this Credit Agreement and stating further whether, in the course of their audit, they have become aware of any Default or Event of Default arising as a result of a violation of the financial covenants contained in Section 7.10 and, if any such Default or Event of Default exists, specifying the nature and extent thereof.

(e) SEC and Other Material Reports. Promptly upon transmission or receipt thereof, (i) copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Forms 10-K, 10-Q and 8-K (or their equivalents) and all other periodic reports which any member of the Consolidated Group shall file with the Securities and Exchange Commission, or any successor agency and (ii) copies of all material reports and written information to and from the United States Environmental Protection Agency, or any state or local agency responsible for environmental matters, the United States Occupational Health and Safety Administration, or any state or local agency responsible for health and safety matters, or any successor agencies or authorities concerning environmental, health or safety matters.

Documents required to be delivered pursuant to clauses (a), (b) and (e) of this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at http://owens-minor.com or any other website address provided to the Administrative Agent by the Parent; or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Bank and the Administrative Agent have access (whether a commercial, third-party website or sponsored by the Administrative Agent); provided that the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and, upon the Administrative Agent’s request, the Parent shall provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery, and each Bank shall be solely responsible for maintaining its copies of such documents.

The Credit Parties hereby acknowledge that (a) the Administrative Agent and/or the Arrangers will make available to the Banks, including the Swingline Bank and Issuing Bank, materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Banks may be “public-side” Banks (i.e., Banks that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Bank”). The Credit Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Banks and that (w) all such Borrower

Materials shall be clearly and conspicuously marked “PUBLIC,” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Administrative Agent, the Arrangers, the Swingline Bank, the Issuing Bank and the Banks to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.14); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated for Public Banks; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Bank.”

(f) Notice of Default or Litigation. Upon any Responsible Officer obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent (i) immediately, but in any event within three (3) Business Days, of the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrowers or the Parent proposes to take with respect thereto, and (ii) promptly, but in any event within five (5) Business Days, of the occurrence of any of the following with respect to any member of the Consolidated Group: (A) the pendency or commencement of any litigation, arbitration or governmental proceeding against any member of the Consolidated Group which if adversely determined could reasonably be expected to have a Material Adverse Effect, (B) the occurrence of an event or condition which shall constitute a default or event of default under any Indebtedness of any member of the Consolidated Group which, if accelerated as a result of such event of default could reasonably be expected to have a Material Adverse Effect, or (C) any development in its business or affairs which has resulted in, or which any Credit Party reasonably believes may result in, a Material Adverse Effect.

(g) ERISA. Upon any Responsible Officer obtaining knowledge thereof, the Credit Parties will give written notice to the Administrative Agent promptly (and in any event within ten (10) Business Days) of: (i) any event or condition, including, but not limited to, any Reportable Event, that constitutes, or might reasonably lead to, an ERISA Event; (ii) with respect to any Multiemployer Plan, the receipt of notice as prescribed in ERISA or otherwise of any withdrawal liability assessed against the Credit Parties or any ERISA Affiliates, or of a determination that any Multiemployer Plan is in reorganization or insolvent (both within the meaning of Title IV of ERISA) which, in either case, could result in a liability of at least $10,000,000; (iii) the failure to make full payment on or before the due date (including extensions) thereof of all amounts which any member of the Consolidated Group or any ERISA Affiliate is required to contribute to each Plan pursuant to its terms and as required to meet the minimum funding standard set forth in ERISA and the Internal Revenue Code with respect thereto which could result in a liability of at least $10,000,000; or (iv) any change in the funding status of any Plan that could reasonably be expected to have a Material Adverse Effect, together with a description of any such event or condition or a copy of any such notice and a statement by an Executive Officer of the Parent briefly setting forth the details regarding such event, condition, or notice, and the action, if any, which has been or is being taken or is proposed to be taken by the Credit Parties with respect thereto. Promptly upon request, the Credit Parties shall furnish the Administrative Agent and the Banks with such additional information concerning any Plan as may be reasonably requested, including, but not limited to, copies of each annual report/return (Form 5500 series), as well as all schedules and attachments thereto required to be filed with the Department of Labor and/or the Internal Revenue Service pursuant to ERISA and the Internal Revenue Code, respectively, for each “plan year” (within the meaning of Section 3(39) of ERISA).

(h) Environmental.

(i) Upon the reasonable written request of the Administrative Agent following the occurrence of any event or the discovery of any condition which the Administrative Agent or the Required Banks reasonably believe has caused (or could reasonably be expected to cause) the representations and warranties set forth in Section 6.20 to be untrue in any material respect, the Credit Parties will furnish or cause to be furnished to the Administrative Agent, at the Credit Parties’ expense, a report of an environmental assessment of reasonable scope, form and depth (including, where appropriate, invasive soil or groundwater sampling) by a consultant reasonably acceptable to the Administrative Agent as to the nature and extent of the presence of any Materials of Environmental Concern on any Subject Properties (as defined in Section 6.20) and as to the compliance by any member of the Consolidated Group with Environmental Laws at such Subject Properties. If the Credit Parties fail to deliver such an environmental report within seventy-five (75) days after receipt of such written request then the Administrative Agent may arrange for same, and the members of the Consolidated Group hereby grant to the Administrative Agent and their representatives access to the Subject Properties to reasonably undertake such an assessment (including, where appropriate, invasive soil or groundwater sampling). The reasonable cost of any assessment arranged for by the Administrative Agent pursuant to this provision will be payable by the Credit Parties on demand.

(ii) The members of the Consolidated Group will conduct and complete all investigations, studies, sampling, and testing and all remedial, removal, and other actions necessary to address all Materials of Environmental Concern on, from or affecting any of the Subject Properties to the extent necessary to be in compliance with all Environmental Laws and with the validly issued orders and directives of all Governmental Authorities with jurisdiction over such Subject Properties to the extent any failure could reasonably be expected to have a Material Adverse Effect.

(i) Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Parent and its Subsidiaries as the Administrative Agent or any Bank may reasonably request.

7.2	Preservation of Existence and Franchises.

Except as otherwise permitted under Section 8.5 and except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority for the normal conduct of its business.

7.3	Books, Records and Inspections.

(a) Each Credit Party will, and will cause each of its Subsidiaries to, keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP applied on a consistent basis (including the establishment and maintenance of appropriate reserves).

(b) Each Credit Party will, and will cause each of its Subsidiaries to, permit, upon reasonable notice and during normal business hours, officers or designated representatives of the Administrative Agent or any Bank (including, without limitation, independent accountants, agents, attorneys and appraisers) to visit and inspect its Property, including its books of account and records, its accounts receivable and inventory, its facilities and other business assets, and to discuss the affairs, finances and accounts of such Person with, and be advised as to the same by, the officers, directors and independent accountants of such Person.

7.4	Compliance with Law.

Each Credit Party will, and will cause each of its Subsidiaries to, comply with all Requirements of Law to the extent that noncompliance could reasonably be expected to have a Material Adverse Effect.

7.5	Payment of Taxes and Other Indebtedness.

Each Credit Party will, and will cause each of its Subsidiaries to, pay and discharge (i) all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its Property, before they shall become delinquent, (ii) all lawful claims (including claims for labor, materials and supplies) which, if unpaid, might give rise to a Lien or charge upon any of its properties, and (iii) except as prohibited hereunder, all of its other Indebtedness as it shall become due; provided, however, that no member of the Consolidated Group shall be required to pay any such tax, assessment, charge, levy, claim or Indebtedness which is being contested in good faith by appropriate proceedings for which adequate reserves therefor have been established in accordance with GAAP, unless the failure to make any such payment (a) shall give rise to an immediate right to foreclosure on a Lien securing such amounts or (b) otherwise could reasonably be expected to have a Material Adverse Effect.

7.6	Insurance.

Each Credit Party will, and will cause each of its Subsidiaries to, at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) with financially sound and reputable insurance companies in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice. Each Credit Party will, and will cause each of its Subsidiaries to, furnish to the Administrative Agent and the Banks, upon written request, full information as to insurance carried.

7.7	Maintenance of Property.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain and preserve its Property used or useful in any material portion of its business in good repair, working order and condition, normal wear and tear, obsolescence and replacement excepted, and will make, or cause to be made, from time to time all repairs, renewals, replacements, extensions, additions, betterments and improvements to its Property as may be needed or proper, to the extent and in the manner customary for companies in similar businesses, provided, that nothing in this Section 7.7 shall prevent any Credit Party from discontinuing the operations, maintenance or preservation of its Property or any of those of its Subsidiaries if such discontinuation is, in the reasonable commercial judgment of such Credit Party, desirable in the conduct of its business and does not in the aggregate have a Material Adverse Effect.

7.8	Performance of Obligations.

Each Credit Party will, and will cause each of its Subsidiaries to, perform all of its obligations (including, except as may be otherwise prohibited or contemplated hereunder, payment of Indebtedness in accordance with its terms) under the terms of all agreements, indentures, mortgages, security agreements or other debt instruments to which it is a party or by which it is bound if the failure to do so could reasonably be expected to have a Material Adverse Effect.

7.9	Use of Proceeds.

The Borrowers will use the proceeds of the Extensions of Credit solely for the purposes set forth in Section 6.18(a).

7.10	Financial Covenants.

(a) Consolidated Total Leverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Total Leverage Ratio shall not be greater than 3.50:1.0.

(b) Consolidated Interest Coverage Ratio. As of the end of each fiscal quarter of the Parent, the Consolidated Interest Coverage Ratio shall not be less than 3.0:1.0.

7.11	Additional Credit Parties.

(a) Additional Subsidiaries. If upon the delivery of the financial statements pursuant to Section 7.1(b), the Non-Guarantor Subsidiaries (other than Owens & Minor Healthcare Supply Inc. and Access Diabetic Supply, LLC) shall, as a group, (i) account for more than five percent (5%) of the gross revenues of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, (ii) account for more than five percent (5%) of net income of the members of the Consolidated Group on a consolidated basis determined in accordance with GAAP, or (iii) constitute more than five percent (5%) of Consolidated Total Assets (each a “Threshold Requirement”), then the Borrower Representative will (A) promptly notify the Administrative Agent and the Banks thereof, (B) within 45 days thereafter, cause one or more of the Non-Guarantor Subsidiaries to become a “Guarantor” hereunder by way of execution of a Joinder Agreement such that immediately thereafter the remaining Non-Guarantor Subsidiaries shall not, as a group, exceed any Threshold Requirement and (C) deliver such other documentation as the Administrative Agent may reasonably request in connection with the foregoing, including, without limitation, certified resolutions and other organizational and authorizing documents of such Person, good standing certificates and favorable opinions of counsel to such Person, all in form, content and scope reasonably satisfactory to the Administrative Agent. The Borrower Representative may at any time, at its option, cause a Non-Guarantor Subsidiary to execute and deliver to the Administrative Agent a Joinder Agreement.

(b) Guaranties Relating to Other Debt. If any Non-Guarantor Subsidiary shall give a guaranty or become obligated under Support Obligations relating to any Indebtedness, the Borrower Representative will (A) promptly notify the Administrative Agent and each Bank thereof and (B) within 45 days thereafter, cause one or more of the Non-Guarantor Subsidiaries to become a “Guarantor” hereunder by way of execution of a Joinder Agreement.

SECTION 8

NEGATIVE COVENANTS

Each Credit Party hereby covenants and agrees that so long as any Credit Document is in effect or any amounts payable under any of the Credit Documents are outstanding or any Letter of Credit is outstanding, and until the Commitments shall have terminated:

8.1	Indebtedness.

The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness arising under this Credit Agreement and the other Credit Documents;

(b) Indebtedness existing as of the Closing Date and set forth on Schedule 8.1(b) (and renewals, refinancings or extensions thereof on terms and conditions no less favorable to the members of the Consolidated Group than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension);

(c) Indebtedness (including purchase money Indebtedness and obligations under Capital Leases) incurred to finance the purchase or lease of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $25,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(d) RESERVED.

(e) unsecured intercompany Indebtedness owing by a Credit Party to another Credit Party (subject to the limitations set forth in Section 8.6 in the case of the Credit Party extending the Indebtedness);

(f) Indebtedness under Qualified Securitization Transactions in an aggregate principal amount not to exceed $300,000,000 at any time outstanding;

(g) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view;” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(h) other unsecured Funded Debt of the members of the Consolidated Group which does not exceed $300,000,000 in the aggregate at any time outstanding;

(i) except as expressly provided otherwise herein, Support Obligations of any member of the Consolidated Group with respect to any Indebtedness of any member of the Consolidated Group permitted under this Section 8.1;

(j) in addition to the Indebtedness set forth in clauses (c) and (h) above, secured or unsecured Indebtedness incurred to finance the acquisition (including by way of obligations under Capital Leases) and construction of a new or expanded headquarters facility, or Indebtedness otherwise secured by one or more mortgages on the existing or expanded headquarters facility, in an amount not to exceed $100,000,000;

(k) other secured Indebtedness of any member of the Consolidated Group which does not exceed $50,000,000 in the aggregate at any time outstanding; and

(l) secured indebtedness consisting of obligations secured by cash deposits not to exceed $25,000,000 in the aggregate at any time outstanding for the purpose of collateralizing certain financial obligations under workers’ compensation, unemployment insurance and other types of social security in the ordinary course.

8.2	Liens.

The Credit Parties will not permit any member of the Consolidated Group to contract, create, incur, assume or permit to exist any Lien with respect to any of its Property, whether now owned or after acquired, except for Permitted Liens.

8.3	Nature of Business.

The Credit Parties will not permit any member of the Consolidated Group to substantively alter the character of its business in any material respect from that conducted as of the Closing Date.

8.4	Consolidation, Merger, Sale or Purchase of Assets, etc.

(a) The Credit Parties will not permit any member of the Consolidated Group to enter into any transaction of merger or consolidation, except that

(i) a member of the Consolidated Group may be party to a transaction of merger or consolidation with another member of the Consolidated Group, provided that (A) if either of the Borrowers is a party to such transaction, a Borrower shall be the surviving entity (except in the case of a merger or consolidation of a Borrower with the Parent), (B) if a Guarantor is a party to such transaction and the Borrowers are not a party to such transaction, a Guarantor shall be the surviving entity, and (C) in all other cases, if a Domestic Subsidiary is a party to such transaction, a Domestic Subsidiary shall be the surviving entity and such Domestic Subsidiary shall take such actions as may be necessary for compliance with the provisions of Section 7.11;

(ii) a Subsidiary may be a party to a transaction of merger or consolidation with a Person other than a member of the Consolidated Group, provided that (A) the surviving entity shall be a Subsidiary and shall take such actions as may be necessary for compliance with the provisions of Section 7.11, (B) no Default or Event of Default shall exist immediately after giving effect thereto, and (C) the transaction shall otherwise be permitted under Section 8.4(b); and

(iii) a Subsidiary may enter into a transaction of merger or consolidation in connection with an Asset Disposition permitted under Section 8.5.

(b) No member of the Consolidated Group shall make any Acquisition, unless:

(i) if the Acquisition is of Capital Stock of another Person and after giving effect to the Acquisition the Person that is the subject of the Acquisition will not be a Subsidiary, the Acquisition is permitted under Section 8.6; and

(ii) if (A) the Acquisition is of Capital Stock of another Person and after giving effect to the Acquisition the Person that is the subject of the Acquisition will be a Subsidiary or (B) the Acquisition is of all or any substantial portion of the Property of another Person, the Acquisition meets the following conditions:

(I) the Person or Property which is the subject of such Acquisition shall be in the same or similar line of business (or related thereto) as the members of the Consolidated Group which are parties thereto;

(II) in the case of a merger or consolidation, and in other cases where appropriate, the board of directors or other governing body of the other Person which is the subject of the transaction of merger or consolidation shall have approved such Acquisition;

(III) no Default or Event of Default shall exist immediately after giving effect to such Acquisition;

(IV) the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that, upon giving effect to such Acquisition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10;

(V) if the Acquisition involves an interest in a partnership and a requirement that a member of the Consolidated Group be a general partner, the general partner shall be a newly formed special purpose Subsidiary;

(VI) the Credit Parties shall, and shall cause the party which is the subject of the Acquisition to, take such actions as may be necessary for compliance with the provisions of Section 7.11; and

(VII) in the case of the Acquisition of Property and Acquisitions of Capital Stock of any Person, unless the Borrower Representative has delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Consolidated Total Leverage Ratio on a Pro Forma Basis after giving effect to any such Acquisition is less than 3.00:1.0, the Total Consideration paid in connection with any such Acquisition (or series of related Acquisitions) shall not exceed $50,000,000.

8.5	Asset Dispositions.

The Credit Parties will not permit any member of the Consolidated Group to make any Asset Disposition, except

(a) the sale, lease or other disposition to another Credit Party or a Domestic Subsidiary; or

(b) the sale, lease or disposition of machinery and equipment if the proceeds of such sale, lease or other disposition are reinvested within ninety (90) days in the same or similar Property or otherwise in the Consolidated Group’s business; or

(c) in all other cases,

(i) other than in connection with a Permitted Asset Swap, at least seventy-five percent (75%) of the consideration paid therefor shall consist of a combination of (A) cash or Cash Equivalents, (B) the assumption by the purchaser of liabilities of the Credit Parties (other than liabilities that are by their terms subordinated to the prior payment of the Obligations) as a result of which the Credit Parties are no longer obligated with respect to such liabilities, or (C) any securities, notes, obligations or other assets received by the Credit Parties that are converted by the Credit Parties into cash (to the extent of the cash received) within 90 days after receipt,

(ii) to the extent that the Parent (A) is not rated at least Investment Grade, the aggregate net market value of all Asset Dispositions (including, without limitation, pursuant to a Permitted Asset Swap) shall not exceed the greater of (I) $350,000,000 in the aggregate during the term of this Credit Agreement or (II) the aggregate amount of Asset Dispositions completed prior to the loss of Investment Grade status, and (B) is rated at least Investment Grade, Asset Dispositions to the extent that the Parent determines in good faith that such Dispositions are in the best interests of the Parent and the Borrowers and are not materially disadvantageous to the Banks,

(iii) no Default or Event of Default shall exist immediately after giving effect thereto, and

(iv) if the aggregate net market value of the assets sold, leased or otherwise disposed of in any single disposition (or in any series of related dispositions) exceeds $5,000,000, the Borrower Representative shall have demonstrated compliance with the financial covenants hereunder on a Pro Forma Basis after giving effect to the disposition and shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Asset Disposition on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; or

(d) any sale, lease or other disposition of property in connection with the existing or expanded headquarters facility in amounts not to exceed $100,000,000 in the aggregate; and

(e) Asset Dispositions set forth on Schedule 8.5(e).

8.6	Advances, Investments and Loans.

The Credit Parties will not permit any member of the Consolidated Group to make any Investment in or to any Person except for Permitted Investments.

8.7	Amendments Relating to Other Debt.

Without the prior written consent of the Required Banks, the Credit Parties will not permit any member of the Consolidated Group to, after the issuance thereof, amend or modify, or permit any amendment to or modification of, any of the terms of any Funded Debt (including any Subordinated Debt) in a manner materially adverse to the interests of the Banks.

8.8	Transactions with Affiliates.

The Credit Parties will not permit any member of the Consolidated Group to enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any officer, director, shareholder, Subsidiary or Affiliate of such Person other than (a) transactions among the Credit Parties, (b) normal compensation and reimbursement of expenses of officers and directors, (c) transactions relating to a Qualified Securitization Transaction and (d) except as otherwise specifically limited in this Credit Agreement, other transactions which are on terms and conditions substantially as favorable to such Person as would be obtainable by it in a comparable arms-length transaction with a Person other than an officer, director, shareholder, Subsidiary or Affiliate and are either entered into in the ordinary course of such Person’s business or approved by a majority of the Parent’s directors who are disinterested in the transaction.

8.9	Ownership of Subsidiaries.

Except as permitted by Sections 8.4 and 8.5, the Credit Parties will not permit any member of the Consolidated Group to sell, transfer or otherwise dispose of, any shares of Capital Stock of any Subsidiaries or permit any Subsidiaries to issue, sell or otherwise dispose of, any shares of Capital Stock of any Subsidiary to any Person other than the Parent, the Borrowers or a Subsidiary. The Parent and the Borrowers will not create, form or acquire, nor will it permit any of its Subsidiaries to create, form or acquire, any Subsidiary, unless such Subsidiary is either (i) promptly joined as an Additional Credit Party pursuant to the requirements of Section 7.11, if such joinder is required thereby or (ii) a Securitization Subsidiary.

8.10	Fiscal Year.

The Credit Parties will not permit any member of the Consolidated Group to change its fiscal year without the prior written consent of the Required Banks or to amend, modify or change its articles of incorporation (or corporate charter or other similar organizational document) or bylaws (or other similar document) in a manner adverse to the interests of the Banks.

8.11	Subsidiary Dividends.

The Credit Parties will not permit any member of the Consolidated Group to enter into, assume or otherwise become subject to, or permit any of their respective Subsidiaries (other than a Securitization Subsidiary pursuant to a Qualified Securitization Transaction permitted hereunder) to enter into, assume or otherwise become subject to, any agreement prohibiting or otherwise restricting the payment of dividends by any of the Parent’s Subsidiaries (other than a Securitization Subsidiary pursuant to a Qualified Securitization Transaction permitted hereunder).

8.12	Restricted Payments.

The Credit Parties will not make, or permit any member of the Consolidated Group to make, any Restricted Payment, unless (a) no Default or Event of Default shall exist immediately prior thereto and immediately after giving effect thereto and (b) in the case of any Restricted Payment other than ordinary cash dividends, the Borrower Representative shall have delivered to the Administrative Agent a Pro Forma Compliance Certificate (including reaffirmation of the representations and warranties hereunder as of such date before and after giving effect to such transaction) demonstrating that, upon giving effect to such Restricted Payment on a Pro Forma Basis, the Credit Parties shall be in compliance with all of the covenants set forth in Section 7.10; provided, however, that if the Consolidated Total Leverage Ratio for the most recently tested fiscal quarter period is greater than 2.25 to 1.0, the aggregate amount expended to redeem, repurchase, retire or otherwise acquire the Parent’s common stock during the Parent’s current fiscal year shall not exceed the greater of (i) $60,000,000 or (ii) the amount of redemptions and repurchases incurred during such fiscal year prior to the Consolidated Total Leverage Ratio being greater than 2.25 to 1.0.

SECTION 9

EVENTS OF DEFAULT

9.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) Payment. Any Credit Party shall

(i) default in the payment when due of any principal of any of the Loans or of any reimbursement obligations arising from drawings under Letters of Credit, or

(ii) default, and such default shall continue for three (3) or more Business Days, in the payment when due of any interest on the Loans or on any reimbursement obligations arising from drawings under Letters of Credit, or of any Fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith or therewith; or

(b) Representations. Any representation, warranty or statement made or deemed to be made by any Credit Party herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; or

(c) Covenants. Any Credit Party shall

(i) default in the due performance or observance of any term, covenant or agreement contained in Sections 7.1(f)(i), 7.9, or 8.1 through 8.12, inclusive, or

(ii) default in the due performance or observance of any of the financial covenants contained in Section 7.10 and the continuance thereof for a period of 15 days after knowledge thereof by a Responsible Officer of the Borrower Representative (but in no event later than 15 days after the date by which the Borrower Representative is required to deliver annual or quarterly financial statements in accordance with Sections 7.1(a) and (b), as appropriate) without the Borrower Representative having obtained an effective waiver hereunder, or

(iii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b) or (c)(i) or (ii) of this Section 9.1) contained in this Credit Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of a Responsible Officer becoming aware of such default or notice thereof by the Administrative Agent; provided, however, that if such default cannot be cured within such period (other than a default that by its nature cannot be cured), the Borrowers or other Credit Party may have such additional period of time not to exceed 30 days after the expiration of such original 30 day period, and such default shall not constitute an Event of Default hereunder, so long as the applicable Credit Party shall commence within such original 30 day period, and diligently pursue, appropriate curative efforts; or

(d) Other Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Banks the Liens, rights, powers and privileges purported to be created thereby, or any Credit Party shall so state in writing, in any case other than in accordance with the terms thereof; or

(e) Guaranties. The guaranty given by any Guarantor (including any Additional Credit Party) hereunder or any material provision thereof shall cease to be in full force and effect, in any case other than in accordance with the terms thereof, or any Guarantor (including any Additional Credit Party) or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under such guaranty; or

(f) Bankruptcy Event. Any Bankruptcy Event shall occur with respect to any Borrower or any Material Guarantor (including, for purposes of this clause (f), any Subsidiary that meets the criteria specified for a Material Guarantor but that has not delivered a guaranty hereunder); or

(g) Defaults under Other Agreements. With respect to any Indebtedness (other than Indebtedness outstanding under this Credit Agreement) in excess of $10,000,000 in the aggregate for the members of the Consolidated Group, taken as a whole, (i) any member of the Consolidated Group shall (A) default in any payment (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default in the observance or performance relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default or other event or condition is to cause, or permit the holder or holders of such Indebtedness (or trustee or agent on behalf of such holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or

(h) Judgments. One or more judgments or decrees shall be entered against the any member of the Consolidated Group involving a liability of $10,000,000 or more in the aggregate (to the extent not paid or fully covered by insurance provided by a carrier who has acknowledged coverage) and any such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Plan which has resulted or could reasonably be expected to result in liability of any Borrower or any ERISA Affiliate under Title IV of ERISA in an aggregate amount in excess of $10,000,000, or (ii) any Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000; or

(j) Ownership. There shall occur a Change of Control; or

(k) Default under Senior Notes. The occurrence and continuation of an event of default under the Senior Notes; provided that the principal amount outstanding under the Senior Notes at the time of the occurrence of such event of default is in excess of $10,000,000; or

(l) Default under Securitization Agreement. The occurrence and continuation of an event of default under any of the documents representing any Securitization Transaction that includes remaining obligations or liabilities of the Credit Parties in excess of $10,000,000 at the time of the occurrence of such event of default.

9.2	Acceleration; Remedies.

Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the requisite Banks (pursuant to the voting procedures in Section 11.6) or cured to the satisfaction of the requisite Banks (pursuant to the voting procedures in Section 11.6), the Administrative Agent may, and upon the request and direction of the Required Banks shall, by written notice to the Borrower Representative take any of the following actions without prejudice to the rights of the Administrative Agent or any Bank to enforce its claims against the Credit Parties, except as otherwise specifically provided for herein:

(i) Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.

(ii) Acceleration. Declare the unpaid principal of and any accrued interest in respect of all Loans, any reimbursement obligations arising from drawings under Letters of Credit and any and all other indebtedness or obligations of any and every kind owing by the Credit Parties to the Administrative Agent and/or any of the Banks hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Credit Parties.

(iii) Cash Collateral. Direct the Credit Parties to pay (and the Credit Parties agree that upon receipt of such notice, or upon the occurrence of an Event of Default under Section 9.1(f), they will immediately pay) to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Banks, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to the maximum aggregate amount which may be drawn under all Letters of Credits then outstanding.

(iv) Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents including, without limitation, all rights and remedies against a Guarantor and all rights of set-off.

Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(f) shall occur, then the Commitments shall automatically terminate and all Loans, all accrued interest in respect thereof, all accrued and unpaid Fees and other indebtedness or obligations owing to the Banks hereunder shall immediately become due and payable without the giving of any notice or other action by the Administrative Agent or the Banks.

SECTION 10

ADMINISTRATIVE AGENT

10.1	Appointment and Authority.

Each of the Banks and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Banks and the Issuing Bank, and no Credit Party shall have rights as a third party beneficiary of any of such provisions.

10.2	Rights as a Bank.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Bank as any other Bank and may exercise the same as though it were not the Administrative Agent and the term “Bank” or “Banks” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Credit Party or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Banks.

10.3	Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Banks (or such other number or percentage of the Banks as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.6 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower Representative, a Bank or the Issuing Bank.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4	Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Bank or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Bank or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Bank or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5	Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6	Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Banks, the Issuing Bank and the Borrower Representative. Upon receipt of any such notice of resignation, the Required Banks shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and which shall be a U.S. Person. If no such successor shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Banks and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower Representative and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Banks or the Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Bank and the Issuing Bank directly, until such time as the Required Banks appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower Representative and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section and Section 11.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Bank. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Bank, (ii) the retiring Issuing Bank and Swingline Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

10.7	Non-Reliance on Administrative Agent and Other Banks.

Each Bank and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement. Each Bank and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

10.8	No Other Duties; Etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents or co-agents shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Bank or the Issuing Bank hereunder.

10.9	Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or LOC Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LOC Obligations and all other Obligations arising under the Credit Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Banks, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Banks, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Banks, the Issuing Bank and the Administrative Agent under Sections 2.6(f) and (g), 3.5 and 11.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Bank and the Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Banks and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.5 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Bank or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Bank or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Bank or the Issuing Bank in any such proceeding.

10.10	Guaranty Matters.

The Banks and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder, or if the Borrower Representative requests the release of any Guarantor so long as after giving effect to such release the Non-Guarantor Subsidiaries shall not, as a group, exceed any Threshold Requirement. Upon request by the Administrative Agent at any time, the Required Banks will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under the Guaranty, pursuant to this Section 10.10.

SECTION 11

MISCELLANEOUS

11.1	Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Credit Party, the Administrative Agent, the Issuing Bank or the Swingline Bank, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and

(ii) if to any other Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Bank on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrowers).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Banks and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Bank or the Issuing Bank pursuant to Section 2 if such Bank or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or the Borrower Representative may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers, any Bank, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’ or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrowers, any Bank, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrowers, the Administrative Agent, the Issuing Bank and the Swingline Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Bank may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower Representative, the Administrative Agent, the Issuing Bank and the Swingline Bank. In addition, each Bank agrees to notify the Administrative Agent from time to time to ensure that the

Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Bank. Furthermore, each Public Bank agrees to cause at least one individual at or on behalf of such Public Bank to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Bank or its delegate, in accordance with such Public Bank’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, Issuing Bank and Banks. The Administrative Agent, the Issuing Bank and the Banks shall be entitled to rely and act upon any notices (including telephonic Notice of Revolving Loan Borrowing and Notice of Swingline Loan Borrowing) purportedly given by or on behalf of the Borrower Representative even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Credit Parties shall indemnify the Administrative Agent, the Issuing Bank, each Bank and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower Representative. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.2	Right of Set-Off; Adjustments; Payments Set Aside.

(a) Upon the occurrence and during the continuance of any Event of Default, each Bank (and each of its Affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank (or any of its Affiliates) to or for the credit or the account of any Credit Party against any and all of the obligations of such Person now or hereafter existing under this Credit Agreement, under the Notes, under any other Credit Document or otherwise, irrespective of whether such Bank shall have made any demand hereunder or thereunder and although such obligations may be unmatured. Each Bank agrees promptly to notify any affected Credit Party after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section 11.2 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Bank may have.

(b) To the extent that any payment by or on behalf of any Credit Party is made to the Administrative Agent, the Issuing Bank or any Bank, or the Administrative Agent, the Issuing Bank or any Bank exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (ii) each Bank and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Banks and the Issuing Bank under clause (ii) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Credit Agreement.

11.3	Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Credit Agreement and the other Credit Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Bank and no Bank may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Banks) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Assignments by Banks. Any Bank may at any time assign to one or more assignees all or a portion of its rights and obligations under this Credit Agreement and the other Credit Documents (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LOC Obligations and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the related Loans at the time owing to it or in the case of an assignment to a Bank, an Affiliate of a Bank or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Bank subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s Loans and Commitments, and rights and obligations with respect thereto, assigned, except that this clause (ii) shall not (A) apply to the Swingline Bank’s rights and obligations in respect of Swingline Loans or (B) prohibit any Bank from assigning all or a portion of its rights and obligations in respect of its Revolving Commitment (and the related Revolving Loans thereunder) on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower Representative (such consent not to be unreasonably withheld) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Bank, an Affiliate of a Bank or an Approved Fund; provided that the Borrower Representative shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Revolving Commitment if such assignment is to a Person that is not a Bank with a Commitment in respect of the Commitment subject to such assignment, an Affiliate of such Bank or an Approved Fund with respect to such Bank; and

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swingline Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of Revolving Loans and Revolving Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrowers, the Parent or any of the Parent’s Affiliates or Subsidiaries or (B) to any Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person.

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Bank hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower Representative and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Bank, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Bank to the Administrative Agent or any Bank hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Bank hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Bank for all purposes of this Credit Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Credit Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Credit Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.8, 3.11, 3.12, 11.5 and 11.9 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Bank. Any assignment or transfer by a Bank of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amounts of the Loans and LOC Obligations owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Bank as a Defaulting Bank. The Register shall be available for inspection by the Borrowers and any Bank at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Bank may at any time, without the consent of, or notice to, the Borrower Representative or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower, the Parent or any of the Parent’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Bank’s participations in LOC Obligations and/or Swingline Loans) owing to it); provided that (i) such Bank’s obligations under this Credit Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the other Banks and the Issuing Bank shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (viii) of Section 11.6(a) that affects such Participant.

Subject to subsection (e) of this Section, the Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.6, 3.9, 3.11 and 3.12 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.2 as though it were a Bank, provided such Participant agrees to be subject to Section 3.14 as though it were a Bank.

(e) Limitation on Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.6, 3.9, 3.11 or 3.12 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent, and such Participant also shall not be entitled to the benefits of Section 3.11 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 3.11 as though it were a Bank.

(f) Certain Pledges. Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(g) Resignation as Issuing Bank or Swingline Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower Representative and the Banks, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower Representative, resign as Swingline Bank. In the event of any such resignation as Issuing Bank or Swingline Bank, the Borrower Representative shall be entitled to appoint from among the Banks a successor Issuing Bank or Swingline Bank hereunder; provided, however, that no failure by the Borrower Representative to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Bank, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LOC Obligations with respect thereto (including the right to require the Banks to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.6(a)). If Bank of America resigns as Swingline Bank, it shall retain all the rights of the Swingline Bank provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Banks to make Base Rate Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.7. Upon the appointment of a successor Issuing Bank and/or Swingline Bank, (1) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Bank, as the case may be, and (2) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.4	No Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Administrative Agent or any Bank and any of the Credit Parties shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Bank would otherwise have. No notice to or demand on any Credit Party in any case shall entitle the Credit Parties to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Banks to any other or further action in any circumstances without notice or demand.

11.5	Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Credit Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Bank or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Bank or the Issuing Bank), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Bank or the Issuing Bank, in connection with the enforcement or protection of its rights (A) in connection with this Credit Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), each Bank and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Credit Agreement and the other Credit Documents (including in respect of any matters addressed in Section 3.11), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by a Credit Party or any of its Subsidiaries, or any Environmental Liability related in any way to a Credit Party or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Banks. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Bank severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Bank’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or Issuing Bank in connection with such capacity. The obligations of the Banks under this subsection (c) are subject to the provisions of Section 3.14.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Credit Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Credit Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the Issuing Bank and the Swingline Bank, the replacement of any Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.6	Amendments, Waivers and Consents.

Neither this Credit Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing entered into by, or approved in writing by, the Required Banks and the Borrower Representative, provided, however, that:

(a) without the consent of each Bank affected thereby, neither this Credit Agreement nor any other Credit Document may be amended to

(i) extend the final maturity of any Loan, or any portion thereof, or extend the final maturity of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(ii) reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) thereon or Fees hereunder,

(iii) reduce or waive the principal amount of any Loan, or any portion thereof, or reduce or waive the principal amount of any reimbursement obligation, or any portion thereof, arising from drawings under Letters of Credit,

(iv) increase the Commitment of a Bank over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Bank),

(v) release the Borrowers or, except as the result of or in connection with a dissolution, merger or disposition of a member of the Consolidated Group permitted under Section 8.4, release any Material Guarantor or all or substantially all of the other Guarantors from its or their obligations under the Credit Documents,

(vi) amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.7, 3.8, 3.9, 3.10, 3.11, 3.12, 3.13, 3.14, 3.15, 9.1(a), 11.2, 11.3, 11.5 or 11.9,

(vii) reduce any percentage specified in, or otherwise modify, the definition of Required Banks, or

(viii) consent to the assignment or transfer by the Borrowers, any Material Guarantor or all or substantially all of the other Guarantors of any of its or their rights and obligations under (or in respect of) the Credit Documents except as permitted thereby; or

(ix) subordinate any of the Obligations to any other Indebtedness of the Parent or its Subsidiaries.

(b) without the consent of the Administrative Agent, no provision of Section 10 may be amended; and

(c) without the consent of the Issuing Bank, no provision of Section 2.1(b), 2.2(a)(ii) or 2.6 may be amended.

Notwithstanding the fact that the consent of all the Banks is required in certain circumstances as set forth above, (x) each Bank is entitled to vote as such Bank sees fit on any bankruptcy reorganization plan that affects the Loans, and each Bank acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein and (y) the Required Banks may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding.

Notwithstanding anything to the contrary herein, no Defaulting Bank shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Banks or each affected Bank may be effected with the consent of the applicable Banks other than Defaulting Banks), except that (x) the Commitment of any Defaulting Bank may not be increased or extended without the consent of such Bank and (y) any waiver, amendment or modification requiring the consent of all Banks or each affected Bank that by its terms affects any Defaulting Bank more adversely than other affected Banks shall require the consent of such Defaulting Bank.

11.7	Counterparts.

This Credit Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Credit Agreement to produce or account for more than one such counterpart for each of the parties hereto. Delivery by facsimile by any of the parties hereto of an executed counterpart of this Credit Agreement shall be as effective as an original executed counterpart hereof and shall be deemed a representation that an original executed counterpart hereof will be delivered.

11.8	Headings.

The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Credit Agreement.

11.9	Survival.

(a) All indemnities set forth herein, including, without limitation, in Section 2.6(d), 3.11, 3.12, 10.5 or 11.5 shall survive the execution and delivery of this Credit Agreement, the making of the Loans, the issuance of the Letters of Credit, the repayment of the Loans, LOC Obligations and other obligations under the Credit Documents and the termination of the Commitments and this Credit Agreement, and all representations and warranties made by the Credit Parties herein shall survive delivery of the Notes and the making of the Loans hereunder.

(b) All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Bank, regardless of any investigation made by the Administrative Agent or any Bank or on their behalf and notwithstanding that the Administrative Agent or any Bank may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.10	Governing Law; Submission to Jurisdiction; Venue; Waiver of Jury Trial.

(a) THIS CREDIT AGREEMENT AND, UNLESS OTHERWISE EXPRESSLY PROVIDED THEREIN, THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA. Any legal action or proceeding with respect to this Credit Agreement or any other Credit Document may be brought in any state or federal court in the State of North Carolina, and, by execution and delivery of this Credit Agreement, each of the Credit Parties hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the nonexclusive jurisdiction of such courts. Each of the Credit Parties further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at the address set out for notices pursuant to Section 11.1, such service to become effective thirty (30) days after such mailing. Nothing herein shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or to commence legal proceedings or to otherwise proceed against any Credit Party in any other jurisdiction.

(b) Each of the Credit Parties hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Credit Agreement or any other Credit Document brought in the courts referred to in subsection (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

(c) EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

11.11	Severability.

If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

11.12	Entirety.

This Credit Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.

11.13	Binding Effect; Termination.

(a) This Credit Agreement shall become effective at such time on or after the Closing Date when it shall have been executed by each Credit Party and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Bank, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of each Credit Party, the Administrative Agent and each Bank and their respective successors and assigns. Each Credit Party, the Administrative Agent and the Banks hereby agree that at such time as this Credit Agreement shall have become effective pursuant to the terms of the first sentence of this Section 11.13(a), (i) the Existing Credit Agreement automatically shall be deemed amended and restated in its entirety by this Credit Agreement and (ii) all of the promissory notes executed in connection with the Existing Credit Agreement automatically shall be substituted and replaced by the Notes executed in connection with this Credit Agreement and the Banks under the Existing Credit Agreement agree to promptly return such prior notes to the Company marked “cancelled” as requested by the Parent.

(b) The term of this Credit Agreement shall be until no Loans, LOC Obligations or any other amounts payable hereunder or under any of the other Credit Documents shall remain outstanding, no Letters of Credit shall be outstanding, all of the Commitments shall have expired or been terminated and this Credit Agreement has been terminated.

11.14	Confidentiality.

Each of the Administrative Agent, the Banks and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Credit Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to a written agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Credit Party and its obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Bank, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from a Credit Party or any Subsidiary relating to the Credit Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Bank or the Issuing Bank on a nonconfidential basis prior to disclosure by such Credit Party or any Subsidiary, provided that, in the case of information received from a Credit Party or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Banks and the Issuing Bank acknowledges that (a) the Information may include material non-public information concerning a Credit Party or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

11.15	Source of Funds.

Each of the Banks hereby represents and warrants to the Borrower Representative that at least one of the following statements is an accurate representation as to the source of funds to be used by such Bank in connection with the financing hereunder:

(a) no part of such funds constitutes assets allocated to any separate account maintained by such Bank in which any employee benefit plan or any plan (or its related trust) has any interest;

(b) to the extent that any part of such funds constitutes assets allocated to any bank collective investment fund maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such fund exceed 10% of the total assets of such fund as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such fund does not exceed 10% of the total assets of such fund as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 91-38, 56 Fed. Reg. 31,966 and 56 Fed Reg. 59,299 (1991) or the requirements of another exemption have been satisfied;

(c) to the extent that any part of such funds constitute assets allocated to any insurance company general asset account maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such account exceed 10% of the total assets of such account as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such account does not exceed 10% of the total assets of such account as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 95-60, 60 Fed. Reg. 35,925 (1995), the requirements prescribed by the regulations under Section 401(c)(1)(A) of ERISA or the requirements of another exemption have been satisfied;

(d) to the extent that any part of such funds constitute assets allocated to any insurance company pooled separate account maintained by such Bank, such Bank has disclosed to the Borrower Representative the name of each employee benefit plan or plan whose assets in such account exceed 10% of the total assets of such account as of the date of purchase and, with respect to any employee benefit plan or plan whose interest in such account does not exceed 10% of the total assets of such account as of the date of purchase, the requirements for the application of Prohibited Transaction Class Exemption 90-1, Fed. Reg. 31,092 and 54 Fed. Reg. 32,024 (1989) or the requirements of another exemption have been satisfied; or

(e) such funds constitute assets of one or more specific benefit plans, not held in a bank collective investment fund, an insurance company general asset account, an insurance company pooled separate account or other investment fund, which such Bank has identified in writing to the Borrower Representative.

The determination of whether the interest of an employee benefit plan or plan in a fund or account exceeds 10% of the total value of such fund or account shall be determined in accordance with Prohibited Transaction Class Exemption 91-38, 95-60 and 90-1, as applicable, including (by way of example and not of limitation), the requirement that all employee benefit plans or plans maintained by one or more businesses or employee organizations that, under applicable law, are considered to be the same employer or employee organization shall be deemed to be a single employee benefit plan or plan.

As used in this Section 11.15, the terms “employee benefit plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA and the term “plan” shall have the respective meaning assigned to such term in Section 4975(e)(1) of the Internal Revenue Code.

11.16	Conflict.

To the extent that there is a conflict or inconsistency between any provision hereof, on the one hand, and any provision of any Credit Document, on the other hand, this Credit Agreement shall control.

11.17	USA Patriot Act Notice.

Each Bank and the Administrative Agent (for itself and not on behalf of any Bank) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers (and to the extent applicable, the Parent), which information includes the name and address of the respective Borrowers (and to the extent applicable, the Parent) and other information that will allow such Bank or the Administrative Agent, as applicable, to identify the Borrowers (and to the extent applicable, the Parent) in accordance with the Act.

11.18	Replacement of Banks.

If (i) any Bank requests compensation under Sections 3.6, 3.9 or 3.12, (ii) the Borrowers are required to pay any additional amount to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.11, (iii) a Bank (a “Non-Consenting Bank”) does not consent to a proposed change, waiver, discharge or termination with respect to any Credit Document that has been approved by the Required Banks as provided in Section 11.6 but requires unanimous consent of all Banks or all Banks directly affected thereby (as applicable), (iv) any Bank is a Non-Extending Bank or (v) any Bank is a Defaulting Bank, then the Borrowers may, at their sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.3), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.3;

(b) such Bank shall have received payment of an amount equal to the outstanding principal of its Loans and LOC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.12) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.12 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Bank’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed change, waiver, discharge or termination; provided that the failure by such Non-Consenting Bank to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Bank and the mandatory assignment of such Non-Consenting Bank’s Commitments and outstanding Loans and participations in LOC Obligations and Swingline Loans pursuant to this Section 11.18 shall nevertheless be effective without the execution by such Non-Consenting Bank of an Assignment and Assumption.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

11.19	No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the

Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Credit Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Credit Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent and the each of the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Arranger has any obligation to the Credit Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Credit Parties and their respective Affiliates. To the fullest extent permitted by Law, each of the Credit Parties hereby waives and releases any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.20	Arbitration.

(a) Notwithstanding the provisions of Section 11.10 to the contrary, upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement and other Credit Documents (“Disputes”) between or among parties to this Credit Agreement shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of any other party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Credit Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Credit Agreement.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the State of North Carolina. A hearing shall begin within ninety (90) days of demand for arbitration and all hearings shall be concluded within one hundred twenty (120) days of demand for arbitration. These time limitations may not be extended unless a party shows cause for extension and then no more than a total extension of sixty (60) days. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitation shall apply to any Dispute. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from a court of general jurisdiction, state or federal, of the State of North Carolina. If such person is not available to serve, the single arbitrator may be a licensed attorney from the Commercial Financial Dispute Arbitration Panel of the AAA and the process in Rule 52(b) of the Arbitration Rules shall govern. The parties hereto do not waive applicable Federal or state substantive law except as provided herein. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to Swap Contracts.

(b) Notwithstanding the preceding binding arbitration provisions, the Administrative Agent, the Banks and the Credit Parties agree to preserve, without diminution, certain remedies that the Administrative Agent on behalf of the Banks may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. The Administrative Agent on behalf of the Banks shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding. Any claim or controversy with regard to the Administrative Agent’s entitlement on behalf of the Banks to exercise such remedies is a Dispute. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

(c) Furthermore, notwithstanding the preceding binding arbitration provisions, any Credit Party may seek injunctive relief and/or specific performance in a court of law in accordance with Section 11.10 in connection with any dispute, claim or controversy arising out of, connected with or relating to this Credit Agreement and other Credit Documents. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute, provided that if any Credit Party seeks injunctive relief and/or specific performance in a court of law in accordance with this provision then the relief granted by such court shall be binding notwithstanding any parallel arbitration proceeding.

(d) By execution and delivery of this Credit Agreement, each of the parties hereto accepts, for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction relating to any arbitration proceedings conducted under the Arbitration Rules in the State of North Carolina and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Credit Agreement from which no appeal has been taken or is available.

[Signature Pages to Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

BORROWERS:	OWENS & MINOR MEDICAL, INC.,
a Virginia corporation

By:
Name:
Title:

OWENS & MINOR DISTRIBUTION, INC.,
a Virginia corporation

By:
Name:
Title:
GUARANTOR:
OWENS & MINOR, INC.,
a Virginia corporation

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.,
in its capacity as Administrative Agent

By:
Name:
Title:
BANKS
BANK OF AMERICA, N.A.,
in its capacity as a Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
in its capacity as Bank

By:
Name:
Title:

SUNTRUST BANK,
in its capacity as Bank

By:
Name:
Title:

U.S. BANK, N.A.,
in its capacity as Bank

By:
Name:
Title:

JP MORGAN CHASE BANK, N.A.,
in its capacity as Bank

By:
Name:
Title:

BRANCH BANKING & TRUST COMPANY,
in its capacity as Bank

By:
Name:
Title:

CITIBANK N.A., in its capacity as Bank

By:
Name:
Title:

COMERICA BANK, in its capacity as Bank

By:
Name:
Title:

FIFTH THIRD BANK, in its capacity as Bank

By:
Name:
Title:

PNC BANK, N.A., in its capacity as Bank

By:
Name:
Title:

Schedule 1.1(a)

Existing Letters of Credit

$9,725,639 Letter of Credit from Bank of America, NA to Owens & Minor, Inc. and all of its Subsidiaries for the benefit of Ace American Insurance Company located in Philadelphia, PA relating to workers compensation insurance

$578,246 Letter of Credit from Bank of America, NA to Owens & Minor, Inc. and all of its Subsidiaries for the benefit of Liberty Mutual Insurance Company located in Boston, MA relating to workers compensation insurance

$200,000 Letter of Credit from Bank of America, NA to Owens & Minor, Inc. and all of its Subsidiaries for the benefit of Arrowood Indemnity Company located in Charlotte, NC relating to workers compensation insurance

$26,233 Letter of Credit from Bank of America, NA to Owens & Minor Distribution, Inc. for the benefit of 625 N. Michigan, LLC c/o Golub & Company located in Chicago, IL relating to a building lease

$342,547 Letter of Credit from Bank of America, NA to OM Solutions International, Inc. for the benefit of National Bank of Abu Dhabi located in Abu Dhabi, U.A.E. relating to an advance payment guarantee with Global Medical Solutions Hospital Management, LLC

Schedule 2.1

Commitments

Bank	Revolving Commitment Percentage	Revolving Committed Amount
Bank of America, N.A.	$47,500,000	13.571428571%
Wells Fargo Bank, N.A.	$47,500,000	13.571428571%
SunTrust Bank, N.A.	$42,500,000	12.142857143%
U.S. Bank National Association	$42,500,000	12.142857143%
JPMorgan Chase Bank, N.A.	$35,000,000	10.000000000%
Branch Banking & Trust Company	$35,000,000	10.000000000%
Citibank, N.A.	$25,000,000	7.142857143%
Comerica Bank	$25,000,000	7.142857143%
Fifth Third Bank	$25,000,000	7.142857143%
PNC Bank, N.A.	$25,000,000	7.142857143%

Total	$350,000,000	100.000000000%

Schedule 2.2(a)(i)

Form of Notice of Revolving Loan Borrowing

Bank of America, N.A., as Administrative Agent

101 N. Tryon Street, 15th Floor

NC1-001-15-04

Charlotte, NC 28255

Attn: Agency Services

Re:	Credit Agreement (as amended and modified from time to time, the “Credit Agreement”) dated as of June __, 2010 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia corporation, the Guarantors identified therein, the Banks identified therein, and Bank of America, N.A., as Administrative Agent. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice pursuant to Section 2.2(a)(i) of the Credit Agreement that it requests a Revolving Loan Borrowing under the Credit Agreement and in connection therewith sets forth below the terms on which such Revolving Loan Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)

(B) Principal amount of Borrowing

(C) Interest rate basis

(D) Interest Period and the last day thereof

In accordance with the requirements of Section 5.2 of the Credit Agreement, the Borrower Representative hereby represents and warrants that the conditions precedent set forth in Section 5.2 of the Credit Agreement have been satisfied as of the date hereof.

OWENS & MINOR, INC., as Borrower Representative

By:
Name: Title:

Schedule 2.2(a)(ii)

Form of Notice of Swingline Loan Borrowing

Bank of America, N.A., as Swingline Bank

101 N. Tryon Street, 15th Floor

NC1-001-15-04

Charlotte, NC 28255

Attn: Agency Services

Re:	Credit Agreement (as amended and modified from time to time, the “Credit Agreement”) dated as of June __, 2010 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia corporation, the Guarantors identified therein, the Banks identified therein, and Bank of America, N.A., as Administrative Agent. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice pursuant to Section 2.2(a)(ii) of the Credit Agreement that it requests a Swingline Loan Borrowing under the Credit Agreement and in connection therewith sets forth below the terms on which such Swingline Loan Borrowing is requested to be made:

(A) Date of Borrowing (which is a Business Day)

(B) Principal amount of Borrowing

(C) Interest rate basis (Base Rate or Federal Funds Rate)

In accordance with the requirements of Section 5.2 of the Credit Agreement, the Borrower Representative hereby represents and warrants that the conditions precedent set forth in Section 5.2 of the Credit Agreement have been satisfied as of the date hereof.

OWENS & MINOR, INC., as Borrower Representative

By:
Name: Title:

Schedule 2.5

Form of Revolving Note

_________, 20__

FOR VALUE RECEIVED, OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation and OWENS & MINOR MEDICAL, INC., a Virginia corporation (together, the “Borrowers”), hereby promise to pay to the order of ______________________, its successors and assigns (the “Bank”), on or before the Termination Date to the office of the Administrative Agent in immediately available funds as provided in the Credit Agreement (as defined below),

(i) in the case of Revolving Loans, the Bank’s Revolving Committed Amount or, if less, the aggregate unpaid principal amount of all Revolving Loans owing to the Bank; and

(ii) in the case of Swingline Loans, if the Bank is the Swingline Bank, the Swingline Committed Amount or, if less, the aggregate unpaid principal amount of all Swingline Loans owing to the Swingline Bank;

together with interest thereon at the rates and as provided in the Credit Agreement.

This Revolving Note is one of the Revolving Notes referred to in the Credit Agreement (as amended, modified and supplemented from time to time, the “Credit Agreement”) dated as of June __, 2010 among the Borrowers, the Guarantors identified therein, the Banks identified therein, and Bank of America, N.A., as Administrative Agent. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

The holder may endorse and attach a schedule to reflect borrowings evidenced by this Revolving Note and all payments and prepayments thereon; provided that any failure to endorse such information shall not affect the obligation of the Borrowers to pay amounts evidenced hereby.

Upon the occurrence of an Event of Default, all amounts evidenced by this Revolving Note may, or shall, become immediately due and payable as provided in the Credit Agreement without presentment, demand, protest or notice of any kind, all of which are waived by the Borrowers. In the event payment of amounts evidenced by this Revolving Note is not made at any stated or accelerated maturity, the Borrowers agree to pay, in addition to principal and interest, all costs of collection, including reasonable attorneys’ fees.

This Revolving Note and the Loans and amounts evidenced hereby may be transferred only as provided in the Credit Agreement.

This Revolving Note shall be governed by, and construed and interpreted in accordance with, the law of the State of North Carolina.

IN WITNESS WHEREOF, the Borrowers have caused this Note to be duly executed by its duly authorized officer as of the day and year first above written.

OWENS & MINOR DISTRIBUTION, INC., a Virginia corporation

By:
Name: Title:

OWENS & MINOR MEDICAL, INC., a Virginia corporation

By:
Name: Title:

Schedule 3.2

Form of Notice of Conversion

Bank of America, N.A., as Administrative Agent

101 N. Tryon Street, 15th Floor

NC1-001-15-04

Charlotte, NC 28255

Attn: Agency Services

Re:	Credit Agreement (as amended and modified from time to time, the “Credit Agreement”) dated as of June __, 2010 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia Corporation, the Guarantors identified therein, the Banks identified therein, and Bank of America, N.A., as Administrative Agent. Terms used herein but not otherwise defined herein shall have the meanings provided to such terms in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby gives notice pursuant to Section 3.2 of the Credit Agreement that it requests a continuation or conversion of a Revolving Loan outstanding under the Credit Agreement, and in connection therewith sets forth below the terms on which such continuation or conversion is requested to be made:

(A)	Loan Type (Base Rate Loan or Eurodollar Loan)	______________

(B)	Date of continuation or conversion (which is the last day of the applicable Interest Period)	______________

(C)	Principal amount of continuation or conversion	______________

(D)	Interest rate basis	______________

(E)	Interest Period and the last day thereof	______________

In accordance with the requirements of Section 3.2 of the Credit Agreement, if this notice provides for an extension of or conversion to any Eurodollar Loan, then the Borrower Representative hereby affirms that no Default or Event of Default exists as of the date hereof.

OWENS & MINOR, INC., as Borrower Representative

By:
Name: Title:

Schedule 5.1(e)

Form of Officer’s Certificate

Pursuant to Section 5.1(d) of the Credit Agreement (the “Credit Agreement”), dated as of June __, 2010, among Owens & Minor, Inc., a Virginia corporation, Owens & Minor Medical, Inc., a Virginia corporation, Owens & Minor Distribution, Inc., a Virginia corporation, the Banks identified therein, and Bank of America, N.A. as administrative agent (in such capacity, the “Administrative Agent”), the undersigned, ___________, Secretary of [            ] (the “Corporation”), hereby certifies to the Administrative Agent and the Banks as follows:

1. Attached hereto as Annex I is a true and complete copy of resolutions duly adopted by the board of directors of the Corporation on [            ], 2010. The attached resolutions have not been rescinded or modified and remain in full force and effect. The attached resolutions are the only corporate proceedings of the Corporation now in force relating to or affecting the matters referenced therein.

2. Attached hereto as Annex II is a true and complete copy of the bylaws of the Corporation as in effect on the date hereof.

3. Attached hereto as Annex III is a true and complete copy of the articles of incorporation of the Corporation and all amendments thereto as in effect on the date hereof.

4. Each of the following persons is now a duly elected and qualified officer of the Corporation, holding the office(s) indicated, and the signature appearing opposite his/her name below is his/her true and genuine signature.

Name	Office	Signature

_____________________________

_____________________________

IN WITNESS WHEREOF, the undersigned has hereunto set his/her name.

Secretary June __, 2010

I, _____________________, Vice President of the Corporation, hereby certify that _______________, whose genuine signature appears above, is a duly elected, qualified and acting Secretary of the Corporation.

Vice President June __, 2010

Schedule 6.17

Subsidiaries

Name of Subsidiary	Jurisdiction of Incorporation	Wholly-Owned Subsidiary of

Owens & Minor Distribution, Inc.	Virginia	Owens & Minor, Inc.

OM Solutions International, Inc. (1)	Virginia	Owens & Minor, Inc.

OMI International, Ltd. (1)	British Virgin Islands	Owens & Minor, Inc.

Owens & Minor, Inc Executive Deferred Compensation Trust (1)	Virginia	Owens & Minor, Inc.

Owens & Minor Healthcare Supply, Inc. (1)	Virginia	Owens & Minor, Inc.

Owens & Minor Medical, Inc.	Virginia	Owens & Minor Distribution, Inc.

O & M Funding Corp. (1)	Virginia	Owens & Minor Distribution, Inc.

Owens & Minor Canada, Inc. (1)	Virginia	OM Solutions International, Inc.

Access Diabetic Supply, LLC (1)	Florida	Owens & Minor Healthcare Supply, Inc.

Key Diabetes Supply Co. (1)	Michigan	Owens & Minor Healthcare Supply, Inc.

Medical Supply Group, Inc. (1)	Virginia	Owens & Minor Healthcare Supply, Inc.

Access Respiratory Supply, Inc. (1)	Florida	Access Diabetic Supply, LLC

Subsidiary is not a guarantor to this Credit Agreement as of the Closing Date

Schedule 7.1(c)

Form of Officer’s Compliance Certificate

For the fiscal quarter ended __________, 20__.

Pursuant to that Credit Agreement (as amended and modified from time to time, the “Credit Agreement”; all capitalized terms used herein shall have the meanings given to such terms in the Credit Agreement) dated as of June __, 2010 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia corporation, the Guarantors identified therein, the Banks identified therein, and Bank of America, N.A., as Administrative Agent, the undersigned, the ___________________ of the Borrower Representative, hereby certifies to the Administrative Agent and the Banks that, to the best of his knowledge and belief:

a.	The company-prepared financial statements which accompany this certificate are true and correct in all material respects and have been prepared in accordance with GAAP applied on a consistent basis, subject to changes resulting from normal year-end audit adjustments.

b.	Since ___________ [the date of the most recent Officer’s Compliance Certificate or, if none, the Closing Date], no Default or Event of Default has occurred under the Credit Agreement.

Delivered herewith are detailed calculations demonstrating compliance by the Credit Parties with the financial covenants contained in Section 7.10 of the Credit Agreement as of the end of the fiscal period referred to above.

This __ day of __________, 20__.

OWENS & MINOR, INC., as Borrower Representative

By:
Name: Title:

Attachment to Officer’s Certificate

Computation of Financial Covenants

Schedule 7.11

Form of Joinder Agreement

THIS JOINDER AGREEMENT (the “Agreement”), dated as of __________, 20__, is by and between ____________________, a _______________ (the “Applicant Subsidiary”), and Bank of America, N.A., in its capacity as Administrative Agent under that certain Credit Agreement (as amended and modified, the “Credit Agreement”) dated as of June __, 2010 among Owens & Minor Distribution, Inc., a Virginia corporation and Owens & Minor Medical, Inc., a Virginia corporation, the Guarantors identified therein, the Banks identified therein, Bank of America, N.A., as Administrative Agent. All of the defined terms in the Credit Agreement are incorporated herein by reference.

The Borrower Representative is required by Section 7.11 of the Credit Agreement to cause the Applicant Subsidiary to become a “Guarantor”. Accordingly, the Applicant Subsidiary hereby agrees with the Administrative Agent, for the benefit of the Banks, as follows:

1. The Applicant Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the Applicant Subsidiary will be deemed to be a party to the Credit Agreement and a “Guarantor” for all purposes of the Credit Agreement, and shall have all of the obligations of a Guarantor thereunder as if it had executed the Credit Agreement. The Applicant Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions applicable to the Guarantors contained in the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the Applicant Subsidiary hereby (i) jointly and severally together with the other Guarantors, guarantees to each Bank and the Administrative Agent, as provided in Section 4 of the Credit Agreement, the prompt payment and performance of the Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof.

2. The address of the Applicant Subsidiary for purposes of all notices and other communications is the address set forth for the other Credit Parties in Section 11.1 of the Credit Agreement.

3. The Applicant Subsidiary hereby waives acceptance by the Administrative Agent and the Banks of the guaranty by the Applicant Subsidiary under Section 4 of the Credit Agreement upon the execution of this Agreement by the Applicant Subsidiary.

4. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute one contract.

5. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina.

IN WITNESS WHEREOF, the Applicant Subsidiary has caused this Joinder Agreement to be duly executed by its authorized officers, and the Administrative Agent, for the benefit of the Banks, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[APPLICANT SUBSIDIARY]

By:
Name: Title:

Acknowledged and accepted: BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

Schedule 8.1(b)

Indebtedness

$200,000,000 aggregate principal amount of 6.35% Senior Notes due 2016 issued on April 7, 2006.

Capital leases for office and warehouse equipment with various parties. As of March 31, 2010, the principal amount of capital leases was $4,144,540 of which $1,479,436 was considered current.

Schedule 8.2

Liens

Liens on office and warehouse equipment securing capital lease obligations described on Schedule 8.1(b).

Schedule 8.5(e)

Asset Dispositions

The dispositions of six warehouses which are currently being offered for sale, as previously reported in the Parent’s Form 10-K for the year ended December 31, 2009 and as more fully described below:

Building	Address
Wheeling	230 W. Palatine Road Wheeling IL 60090

Columbus	2850 Charter St. Columbus OH 43228

Brunswick	1231 Industrial Parkway Brunswick OH 44212

Earth City	13720 Rider Trail Earth City MO 63045

Kansas City	6101 NE Parretta Dr. Kansas City MO 64120

Kentwood	3900 S Greenbrooke Dr SE Kentwood MI 49512

Schedule 11.1

Notice Addresses

1.	If to any Credit Party:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: Michael Lowry

Telephone: (804) 723-7502

Facsimile: (804) 723-7118

with a copy to:

Owens & Minor, Inc.

9120 Lockwood Boulevard

Mechanicsville, Virginia 23116

Attention: Grace DenHartog

Telephone: (804) 723-7945

Facsimile: (804) 723-7113

2.	If to the Administrative Agent:

(for notices regarding borrowings, payments, conversions, fees, interest and other administrative matters):

Bank of America, N.A.

Credit Services

One Independence Center

101 N Tryon Street

Mail Code: NC1-001-04-39

Charlotte NC 28255-0001

Attention: Katrina Linen

Telephone: 980-388-3918

Facsimile: 704-719-8132

(for delivery of financial statements, compliance certificates, assignments, notices of

Defaults and Events of Default, amendments, waivers and modifications of the credit documents)

Bank of America, N.A.

Agency Management

1455 Market Street

Mail Code: CA5-701-05-19

San Francisco, CA 94103-1399

Attention: Robert J. Rittelmeyer

Telephone: 415.436.2616

Facsimile: 415-503-5099

3.	If to the Issuing Bank:

Bank of America, N.A.

Global Trade Operations

1000 W. Temple Street

Mail Code: CA9-705-07-05

Los Angeles, CA 90012-1514

Attention: Stella Rosales

Telephone: 213-481-7828

Facsimile: 213-457-8841

Schedule 11.3(b)

Form of Assignment and Assumption

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, Letters of Credit and Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_________________________________

2.	Assignee:	_________________________________ [and is an Affiliate/Approved Fund of [identify Bank]1]

3.	Borrowers:	Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc.

4.	Administrative Agent:	Bank of America, N.A. and its successors and assigns

5.	Credit Agreement:	The $350,000,000 Credit Agreement dated as of June __, 2010 among the Borrowers, Owens & Minor, Inc. (the “Parent”), the Guarantors party thereto, the Banks party thereto and Bank of America, N.A., as Administrative Agent

6.	Assigned Interest:	The $350,000,000 Credit Agreement dated as of June __, 2010 among the Borrowers, Owens & Minor, Inc. (the “Parent”), the Guarantors party thereto, the Banks party thereto and Bank of America, N.A., as Administrative Agent

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Banks*	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

[1]	Select as applicable.
[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Banks thereunder.
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[7.	Trade Date:	______________][4]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]5 Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By
Title:

[Consented to:]6

[BANK OF AMERICA, N.A., as Issuing Bank][and Swingline Bank]

By
Title:

OWENS & MINOR, INC., as Borrower Representative

By
Title:

[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower and/or other parties (e.g. L/C Issuer) is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Parent, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Parent, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it meets the requirements to be an assignee under Section 11.3(b)(iii), (v) and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.3(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a foreign Bank, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of North Carolina.